Exhibit 2.1

Execution Copy March 1, 2012

AGREEMENT AND PLAN OF MERGER

AMONG

URANIUM RESOURCES, INC.

(“Purchaser”),

URI MERGER CORPORATION

an indirect, wholly-owned subsidiary of Purchaser

(“Merger Sub”),

and

NEUTRON ENERGY, INC.

(“Target”)

TABLE OF CONTENTS

Page

Article 1	THE MERGER	1
1.1	The Merger	1
1.2	Closing	1
1.3	Effective Time	2
1.4	Effects of the Merger	2
1.5	Articles of Incorporation and Bylaws of the Surviving Corporation	2
1.6	Directors	2
1.7	Officers	2
1.8	Additional Actions	3
Article 2	CONVERSION OF SECURITIES	3
2.1	Conversion of Capital Stock	3
2.2	Exchange Ratios; Fractional Shares	4
2.3	Exchange of Certificates	4
2.4	Dissenting Shares	6
2.5	Options and Warrants	6
2.6	No Further Ownership Rights in Target Common Stock	7
2.7	Termination of Exchange Fund	7
2.8	No Liability	7
2.9	Investment of Exchange Fund	7
Article 3	REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB	8
3.1	Organization and Qualification; Subsidiaries	8
3.2	Certificate of Incorporation and Bylaws	8
3.3	Capitalization	8
3.4	Authority Relative to this Agreement	10
3.5	No Conflict; Required Filings and Consents	10
3.6	Compliance; Permits	11
3.7	SEC Filings; Financial Statements	11
3.8	Controls and Procedures	12
3.9	Absence of Certain Changes or Events	13

3.10	Absence of Litigation	13
3.11	Property and Title	13
3.12	Fee Surface and Fee Mineral Lands	13
3.13	Surface and Mineral Leases	13
3.14	Mining Claims	14
3.15	Water Rights	14
3.16	Environmental Matters	15
3.17	Agreements, Contracts and Commitments	16
3.18	Vote Required	16
3.19	Brokers	16
Article 4	REPRESENTATIONS AND WARRANTIES OF TARGET	16
4.1	Organization and Qualification; Subsidiaries	16
4.2	Articles of Incorporation and Bylaws	17
4.3	Capitalization	17
4.4	Authority Relative to this Agreement	18
4.5	No Conflict; Required Filings and Consents	19
4.6	Compliance; Permits	19
4.7	Financial Statements	19
4.8	No Undisclosed Liabilities	21
4.9	Absence of Certain Changes or Events	21
4.10	Absence of Litigation	21
4.11	Employee Plans	21
4.12	Labor and Employee Matters	22
4.13	Property and Title	23
4.14	Fee Surface and Fee Mineral Lands	23
4.15	Surface and Mineral Leases	23
4.16	Mining Claims	24
4.17	Water Rights	24
4.18	Insurance	24
4.19	Taxes	25
4.20	Environmental Matters	27
4.21	Intellectual Property	28
4.22	Agreements, Contracts and Commitments	29

4.23	Interested Party Transactions	30
4.24	Brokers	30
4.25	Opinions of Financial Advisors	30
4.26	Vote Required	30
4.27	NCA and State Takeover Laws	31
4.28	No Other Representations and Warranties	31
Article 5	COVENANTS OF THE PARTIES	31
5.1	Conduct of Business of Target	31
5.2	Conduct of Business of Purchaser	34
5.3	Stockholder Approval	35
5.4	Registration Statement	35
5.5	Reasonable Best Efforts	37
5.6	Neutron Funding Agreement	37
5.7	HSR Act	37
5.8	Other Governmental Matters	38
5.9	Intentionally Omitted	38
5.10	Public Announcements	38
5.11	Notification of Certain Matters	38
5.12	No Solicitation	38
5.13	Confidentiality; Access	41
5.14	Listing Application	41
5.15	Director and Officer Insurance	41
5.16	FIRPTA	42
5.17	Englewood and Albuquerque Leases	43
Article 6	CONDITIONS	43
6.1	Mutual Conditions	43
6.2	Conditions to Obligations of Target	43
6.3	Conditions to Obligations of Purchaser and Merger Sub	44
Article 7	TERMINATION AND AMENDMENT	45
7.1	Termination of Agreement	45
7.2	Notice of Termination; Effect of Termination	46
7.3	Fees and Expenses	47
7.4	Amendment	49

7.5	Extension; Waiver	49
Article 8	MISCELLANEOUS	49
8.1	No Survival	49
8.2	Cross References to Defined Terms	49
8.3	Terms not Defined Elsewhere	50
8.4	Notices	56
8.5	Interpretation	58
8.6	Counterparts	58
8.7	Entire Agreement	58
8.8	Third Party Beneficiaries	58
8.9	Governing Law	58
8.10	Specific Performance	59
8.11	Assignment	59

Exhibits

Exhibit A—Target Stockholders executing Voting Agreements
Exhibit B—Budget
Exhibit C—Target Knowledge Persons
Exhibit D—Purchaser Knowledge Persons
Exhibit E—Neutron Funding Agreement
Exhibit F—RCF Investment Agreement
Exhibit G—RMB Agreement
Exhibit H—Form of Transaction Cost Settlement Agreements
Exhibit I—Parties to Transaction Cost Settlement Agreements
Exhibit J—Form of Voting Agreement

v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of March 1, 2012, by and among URANIUM RESOURCES, INC., a Delaware corporation (“Purchaser”), URI MERGER CORPORATION, a Nevada corporation and an indirect, wholly-owned subsidiary of Purchaser (“Merger Sub”), and NEUTRON ENERGY, INC., a Nevada corporation (“Target”).

WHEREAS, the respective boards of directors of Purchaser, Merger Sub and Target have each approved and adopted this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into Target (the “Merger”), upon the terms and subject to the conditions set forth herein;

WHEREAS, Merger Sub is a direct, wholly-owned subsidiary of URI Neutron Holdings II, Inc., a Delaware corporation, which is a direct, wholly-owned subsidiary of URI Neutron Holdings I, Inc., a Delaware corporation, which is a direct, wholly-owned subsidiary of Purchaser;

WHEREAS, contemporaneously with entering into this Agreement, Purchaser has entered into the Voting Agreements with each of the Target Stockholders listed on Exhibit A hereto pursuant to which, among other things, such stockholders have agreed to vote their shares of Target Common Stock to approve the Merger, all on the terms and subject to the conditions set forth in the Voting Agreements;

WHEREAS, contemporaneously with entering into this Agreement, Purchaser and Target have entered into additional agreements with various third parties related to the transaction contemplated hereby, including the RCF Investment Agreement, the RMB Agreement, the Neutron Funding Agreement, the Transaction Cost Settlement Agreements and the Cebolleta Agreement (collectively, the “Transaction Agreements”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1
THE MERGER

1.1 The Merger.  At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the Nevada Corporations Act (the “NCA”), Merger Sub shall be merged with and into Target, whereupon the separate corporate existence of Merger Sub shall cease, and Target shall continue as the surviving corporation in the Merger.  Target in its capacity as the surviving corporation of the Merger is sometimes referred to herein as the “Surviving Corporation.”

1.2 Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Baker & Hostetler LLP, 303 East 17th Avenue, Suite 1100, Denver, Colorado 80203-1264, at 10:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”), which shall be no later than the second Business Day after the satisfaction or waiver (to the extent permitted by this Agreement and applicable Law) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as Purchaser and Target may agree in writing.

1.3 Effective Time.  On the Closing Date, immediately after the Closing, the parties shall cause the Merger to be consummated by executing and filing of articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Nevada and make all other filings or recordings required under the NCA in connection with the Merger.  The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Nevada, or at such later date as the parties shall agree and as shall be set forth in the Articles of Merger (the time the Merger becomes effective is referred to herein as the “Effective Time”).

1.4 Effects of the Merger.  The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the NCA.  Without limiting the generality of the foregoing, at the Effective Time, all the properties, assets, rights, privileges, immunities, powers, franchises and authority of Target and Merger Sub shall vest in the Surviving Corporation, and all obligations of Target and Merger Sub shall become the obligations of the Surviving Corporation, all as provided in the NCA and the other applicable Laws of the State of Nevada.  At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Target or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Target or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the properties, assets or rights of Target or Merger Sub.

1.5 Articles of Incorporation and Bylaws of the Surviving Corporation.

(a) The articles of incorporation of Merger Sub as in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the provisions of this Agreement and applicable Law; provided, however, that Article 1 of the articles of incorporation of the Surviving Corporation shall be amended in its entirety to read as follows:  “The name of the corporation is Neutron Energy, Inc.”

(b) The bylaws of Merger Sub as in effect at the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the provisions of this Agreement and applicable Law.

1.6 Directors.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal.

1.7 Officers.  The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal.

1.8 Additional Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in Law or any other acts are reasonably necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Target, or (b) otherwise carry out the provisions of this Agreement, Target shall execute and deliver all such deeds, assignments or assurances in Law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Target or otherwise to take any and all such action.

ARTICLE 2
CONVERSION OF SECURITIES

2.1 Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub or Target:

(a) Each share of common stock, $0.001 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $0.001 par value, of the Surviving Corporation.  Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation

(b) Each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares held by Purchaser or any direct or indirect wholly-owned Subsidiary of Purchaser and subject to Section 2.1(d)) shall be converted into and represent a number of shares of Purchaser Common Stock equal to the Exchange Ratio.

(c) Each share of capital stock of Target held in the treasury of Target shall be cancelled and retired and no payment shall be made in respect thereof.

(d) Notwithstanding anything in this Section 2.1 to the contrary, with respect to each Target Stockholder, Purchaser shall not be required to issue a number of shares of Purchaser Common Stock (the “FIRPTA Withheld Shares”) otherwise issuable to such Target Stockholder the value of which is equal to the amount required to be withheld by Purchaser from such Target Stockholder pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code” and such Treasury Regulations thereunder shall be referred to herein as “Treas. Reg.”) with respect to the consummation of the Merger (taking into account any Certificate of Non-Foreign Status or FIRPTA Exemption Certificate applicable to a Target Stockholder which is provided to Purchaser at or prior to Closing). If at or before Closing a Target Stockholder who is a foreign person within the meaning of Treas. Reg. Section 1.445-1 (a “Foreign Target Stockholder”), provides Purchaser with a FIRPTA Affidavit, Purchaser shall issue and distribute FIRPTA Withheld Shares in the amounts due to a Foreign Target Stockholder within twenty (20) days of Purchaser’s receipt of the certificate or certificates issued by the U.S Internal Revenue Service (the “IRS”) under IRS Revenue Procedure 2000-35 stating that such Foreign Target Stockholder is subject to no FIRPTA withholding or a reduced amount of FIRPTA withholding on the Foreign Target Stockholder’s receipt of Purchaser Common Stock in the Merger (the “FIRPTA Exemption Certificate”). Notwithstanding anything contained herein, upon the Purchaser’s receipt of (i) notice that a Foreign Target Stockholder has received from the IRS a final denial of such stockholder’s application for a FIRPTA Exemption Certificate or (ii) a FIRPTA Exemption Certificate providing for a reduced amount of FIRPTA withholding attributable to a Foreign Target Stockholder, Purchaser shall cease to have any obligation to such Foreign Target Stockholder with respect to the FIRPTA Withheld Shares attributable to such Foreign Target Stockholder except that in the case of clause (ii) Purchaser will deliver to a Foreign Target Stockholder a number of FIRPTA Withheld Shares that would have been delivered if such Foreign Target Stockholder had delivered the FIRPTA Exemption Certificate at Closing.  In the event that a Target Stockholder does not provide Purchaser at or prior to Closing with (i) a Certificate of Non-Foreign Status, (ii) a FIRPTA Exemption Certificate or (ii) a FIRPTA Affidavit, Purchaser shall be entitled to withhold and not issue a number of shares of Purchaser Common Stock the value of which is equal to the amount required to be withheld from such Target Stockholder pursuant to Section 1445 of the Code with respect to the consummation of the Merger.

2.2 Exchange Ratios; Fractional Shares.

(a) The “Exchange Ratio” (rounded to the nearest ten-thousandth of a share) shall be equal to the quotient obtained by dividing (i) 3,837,061 by (ii) the number of shares of Target Common Stock issued and outstanding immediately prior to the Effective Time.

(b) No fractional shares of Purchaser Common Stock shall be issued as a result of the conversion provided for in Section 2.1.  To the extent that an outstanding share of Target Common Stock would otherwise have become a fractional share of Purchaser Common Stock, the holder thereof, upon presentation of such fractional interest represented by an appropriate certificate for Target Common Stock to the Exchange Agent pursuant to Section 2.3, will receive a full share of Purchaser Common Stock therefor if the fractional interest is equal to or greater than 0.5 and no payment in cash, shares or otherwise for a fractional interest that is less than 0.5.  If more than one certificate representing shares of Target Common Stock shall be surrendered for the account of the same holder, the number of shares of Purchaser Common Stock for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered.

(c) In the event that prior to the Effective Time, Purchaser shall declare a stock dividend or other distribution payable in shares of Purchaser Common Stock or securities convertible into shares of Purchaser Common Stock, or effect a stock split, reclassification, combination or other change with respect to shares of Purchaser Common Stock, the Exchange Ratio shall be adjusted to reflect such dividend, distribution, stock split, reclassification, combination or other change.

2.3 Exchange of Certificates.

(a) Exchange Agent.  At or immediately following the Effective Time, Purchaser shall deposit with an exchange agent as may jointly be designated by Purchaser and Target (the “Exchange Agent”), for the benefit of the Target Stockholders, for exchange in accordance with this Section 2.3, certificates representing shares of Purchaser Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of Target Common Stock and shall from time to time deposit cash in an amount reasonably expected to be paid pursuant to Section 2.3(b) (such shares of Purchaser Common Stock and any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures.  As soon as practicable after the Effective Time, the Exchange Agent shall mail a letter of transmittal to each holder of record of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Target Common Stock whose shares were converted into the right to receive shares of Purchaser Common Stock pursuant to Section 2.1 (which letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as Purchaser may reasonably specify) and instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Purchaser Common Stock.  Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of shares of Purchaser Common Stock which such holder has the right to receive pursuant to Section 2.1 and (y) a check representing the amount of unpaid dividends and distributions with respect to such shares of Purchaser Common Stock, if any, which such holder has the right to receive pursuant to the provisions of this Article 2, after giving effect to any required withholding tax, and the shares represented by the Certificate so surrendered shall forthwith be cancelled.  Purchaser will use its reasonable best efforts to cause the Exchange Agent to send such certificate and any check within three Business Days of its receipt of a Certificate and a duly executed letter of transmittal.  No interest will be paid or accrued on the unpaid dividends and distributions with respect to such shares of Purchaser Common Stock, if any, payable to Target Stockholders.  In the event of a transfer of ownership of shares of Target Common Stock which is not registered on the transfer records of Target, a certificate representing the proper number of shares of Purchaser Common Stock, together with a check for the unpaid dividends and distributions with respect to such shares of Purchaser Common Stock, if any, may be issued to such transferee if the Certificate representing such shares of Target Common Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid.  Until surrendered as contemplated by this Section 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender a certificate representing shares of Purchaser Common Stock and unpaid dividends and distributions with respect to such shares of Purchaser Common Stock, if any, as provided in this Article 2.

(c) Lost Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, Purchaser shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Purchaser Common Stock issuable in exchange therefor pursuant to Section 2.1 and unpaid dividends and distributions with respect to such shares of Purchaser Common Stock, if any.  Purchaser shall, as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give Purchaser a bond in such sum as it may direct as indemnity against any claim that may be made against Purchaser with respect to the Certificate alleged to have been lost, stolen or destroyed.

(d) Distributions with Respect to Unexchanged Shares.  Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to shares of Purchaser Common Stock having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder shall surrender such Certificate as provided in this Section 2.3.  Until such Certificate has been surrendered as provided in this Section 2.3, Purchaser shall deposit the amount of any dividends or other distributions with the Exchange Agent.  Subject to the effect of applicable Laws, following surrender of any such Certificate, the Exchange Agent shall pay to the holder of the certificates representing whole shares of Purchaser Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Purchaser Common Stock and not paid, less the amount of any withholding Taxes which may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Purchaser Common Stock, less the amount of any withholding Taxes which may be required thereon.

2.4 Dissenting Shares.

(a) Dissenting Shares shall not be converted into or represent the right to receive shares of Purchaser Common Stock, unless the applicable Target Stockholder shall have forfeited his, her or its right to appraisal under the NCA or properly withdrawn, his, her or its demand for appraisal.  If such Target Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the shares of Purchaser Common Stock issuable in respect of such shares pursuant to Section 2.1, and (ii) promptly following the occurrence of such event, Purchaser shall deliver to the Exchange Agent a certificate representing the shares of Purchaser Common Stock to which such holder is entitled pursuant to Section 2.1.

(b) Target shall give Purchaser (i) prompt notice of any written demands for appraisal of any shares of Target Common Stock, withdrawals of such demands, and any other instruments that relate to such demands received by Target and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the NCA.  Target shall not, except with the prior written consent of Purchaser, make any payment with respect to any demands for appraisal of shares of Target Common Stock or offer to settle or settle any such demands.

2.5 Options and Warrants.

(a) The board of directors of Target shall take such action as is necessary so that at, or prior to, the Effective Time each outstanding Option shall become fully vested and exercisable and must be exercised by the holder thereof in accordance with its terms (except as provided in the following sentence) effective as of the Effective Time or it will expire at the Effective Time and the holder thereof will not be entitled to any consideration therefor or have any rights thereunder.  Any vesting and exercise of an Option may be conditioned on consummation of the Merger so that if the Merger is not completed, the Option will remain outstanding and subject to its original vesting schedule.  In the event of any such conditional exercise, all shares of Target Common Stock underlying such exercised Options will be deemed to have been issued and outstanding immediately prior to the Effective Time for purposes of this Article 2.  Promptly following the date hereof, Target shall deliver to the holders of Options outstanding appropriate notices setting forth such holders’ rights pursuant to such Options, as amended by this Section 2.5.

(b) Each Warrant will be cancelled at the Effective Time as provided in the RMB Agreement.

2.6 No Further Ownership Rights in Target Common Stock.  All shares of Purchaser Common Stock issued upon surrender of Certificates in accordance with the terms hereof (including any dividends or distributions paid pursuant to this Article 2) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Common Stock represented thereby, and there shall be no further registration of transfers on the stock transfer books of Target of shares of Target Common Stock outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article 2.

2.7 Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the Target Stockholders for one year after the Effective Time shall be delivered to Purchaser, upon demand thereby, and Target Stockholders who have not theretofore complied with this Article 2 shall thereafter look only to Purchaser for payment of any claim to shares of Purchaser Common Stock, or dividends or distributions, if any, in respect thereof.

2.8 No Liability.  None of Purchaser, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of Target Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificates shall not have been surrendered prior to seven years after the Effective Time of the Merger (or immediately prior to such earlier date on which any cash or any dividends or distributions with respect to whole shares of Target Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Laws, become the property of Purchaser, free and clear of all claims or interest of any Person previously entitled thereto.

2.9 Investment of Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Purchaser, on a daily basis; provided, however, that in no event shall any losses incurred in connection with such investment alter Purchaser’s obligation to make any payments under this Article 2.  Any interest and other income resulting from such investments shall be paid to Purchaser upon termination of the Exchange Fund pursuant to Section 2.7.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES
OF PURCHASER AND MERGER SUB

Purchaser and Merger Sub, jointly and severally, represent and warrant to Target, subject to such exceptions as are specifically disclosed in writing in the disclosure schedule (arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article 3 with the disclosures in any section or subsection of such schedule qualifying the corresponding section or subsection in this Article 3, as well as any other section or subsection of this Article 3 if the relevance of the disclosed item to such other section or subsection is reasonably apparent on its face) supplied by Purchaser and Merger Sub to Target dated as of the date hereof (the “Purchaser Disclosure Schedule”), that the following are true and correct as of the date of this Agreement and will be true and correct as of the Effective Time as though made as of the Effective Time, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

3.1 Organization and Qualification; Subsidiaries.

(a) Each of Purchaser, Merger Sub and their respective Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate, partnership or similar power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except where the failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Purchaser. Purchaser and each of its Subsidiaries is duly qualified to do business as a foreign corporation or other foreign legal entity, and is in good standing, under the Laws of all jurisdictions where the nature of its business requires such qualification, except for those jurisdictions where the failure to be so qualified, individually or in the aggregate, has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Purchaser.  Merger Sub is a new corporation formed solely for purpose of effecting the Merger.

(b) A true and complete list of all of Purchaser’s Subsidiaries, together with the jurisdiction of organization of each such Subsidiary and the percentage of the outstanding capital stock, or other equity securities or ownership interests, of each such Subsidiary owned by Purchaser and each other Subsidiary of Purchaser, is set forth in Section 3.1(b) of the Purchaser Disclosure Schedule.

3.2 Certificate of Incorporation and Bylaws.  The Purchaser SEC Reports contain complete and correct copies of its Certificate of Incorporation and Bylaws (together, the “Purchaser Charter Documents”), as amended to date.  Such Purchaser Charter Documents, as so amended, are in full force and effect. Purchaser is not in violation of any of the provisions of the Purchaser Charter Documents.

3.3 Capitalization.

(a) Simultaneously with the execution and delivery of this Agreement, Purchaser has entered into the RCF Investment Agreement for the completion of the equity financing described in such Agreement.  Section 3.3(a) of the Purchaser Disclosure Schedule shows the effect the transactions contemplated by the RCF Investment Agreement will have on Purchaser’s capitalization as described in this Section 3.3.  As of the date hereof, the authorized capital stock of Purchaser consists of 200,000,000 shares of common stock, $0.001 par value of which 95,803,412 were outstanding as of February 24, 2012 (the “Purchaser Common Stock”).  As of February 24, 2012, 38,125 shares of Purchaser Common Stock are held in treasury and options to acquire an aggregate of 2,985,231 shares of Purchaser Common Stock (“Purchaser Options”) are outstanding under the Purchaser Option Plans.  Purchaser has also issued 988,771 warrants for the purchase of shares of Purchaser Common Stock (the “Purchaser Warrants”) that are at an exercise price of $5.78, expiring on May 13, 2013, of which all of the warrants remain outstanding as of February 24, 2012. As of the date hereof, no shares of capital stock of Purchaser are held by any Subsidiary of Purchaser other than Belt Line Resources, Inc., which owns 46,875 shares of Purchaser Common Stock.  Purchaser owns, directly or indirectly, all of the issued and outstanding capital stock of each of its Subsidiaries.  All issued and outstanding shares of capital stock of Purchaser and each of its Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable.

(b) Except as set forth in Section 3.3(a) and the Purchaser Options, there are no subscriptions, options, warrants, phantom shares, stock units, stock appreciation rights, other equity-based awards, equity securities, partnership interests, conversion privileges or similar ownership interests, calls, rights (including preemptive rights) or Contracts of any character to which Purchaser or any of its Subsidiaries is a party or by which it is bound obligating Purchaser or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or to repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any equity securities, partnership interests or similar ownership interests of Purchaser or any of its Subsidiaries, or obligating Purchaser or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, phantom share, stock unit, stock appreciation right, other equity-based awards, equity security, call, right, commitment or agreement.  There are no outstanding bonds, debentures, or other evidences of Indebtedness of Purchaser or any Subsidiary thereof having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the shares of Purchaser Common Stock on any matter.  Except as contemplated by this Agreement, there is no voting trust, proxy, registration rights agreement, rights plan, anti-takeover plan or other Contract or understanding to which Purchaser or any of its Subsidiaries is a party or by which it is bound with respect to any equity security of any class of Purchaser or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

(c) The shares of Purchaser Common Stock to be issued at the Effective Time as part of the Merger have, subject to the receipt of the Purchaser Stockholder Approval, been duly authorized and, when issued and delivered in accordance with the terms of this Agreement will have been validly issued and will be fully paid and nonassessable and the issuance thereof will not be subject to any preemptive or other similar right.

(d) Merger Sub’s authorized capital stock consists solely of 1,000 shares of common stock, $0.001 par value (“Merger Sub Common Stock”), of which, as of the date hereof, 100 were issued and outstanding and none were reserved for issuance.  As of the date hereof, all of the outstanding shares of Merger Sub Common Stock are owned free and clear of any liens, claims or encumbrances by Purchaser.

3.4 Authority Relative to this Agreement.

(a) Purchaser and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement and subject to the receipt of the Purchaser Stockholder Approval, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Purchaser and Merger Sub of this Agreement and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser and Merger Sub, and no other corporate proceedings on the part of Purchaser or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated, other than the Purchaser Stockholder Approval.  This Agreement has been duly and validly executed and delivered by Purchaser and Merger Sub and, assuming the due authorization, execution and delivery by Target, constitutes a valid, legal and binding obligation of Purchaser and Merger Sub, enforceable against Purchaser and Merger Sub in accordance with its terms, except that such enforcement (i) may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity.

(b) At a meeting duly called and held, Purchaser’s board of directors has unanimously: (i) determined that this Agreement and the transactions contemplated hereby (including the Purchaser Share Issuance and the Merger) are advisable and fair to and in the best interests of Purchaser and the holders of the shares of Purchaser Common Stock; (ii) authorized and approved this Agreement and the transactions contemplated hereby (including the Purchaser Share Issuance and the Merger); and (iii) resolved to recommend the approval and adoption of the Purchaser Share Issuance by its stockholders at the Purchaser Stockholder Meeting.

3.5 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by Purchaser and Merger Sub of this Agreement and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby, do not and will not, subject to obtaining the Purchaser Stockholder Approval and receipt of the Approvals referred to in Section 3.5(b) below, (i) contravene, conflict with or result in a violation or breach of any provision of the Purchaser Charter Documents or the organizational documents of any of Purchaser’s Subsidiaries, (ii) contravene, conflict with or result in a violation or breach of any provisions of any Law applicable to Purchaser or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, amendment, acceleration, triggering or cancellation or other change of any right or obligation or the loss of any benefit to which Purchaser or any of its Subsidiaries is entitled under (A) any provision of any Contract binding upon Purchaser or any of its Subsidiaries or (B) any license, permit, franchise, certificate, approval or other similar authorization (“Permits”) held by, or affecting, or relating in any way to, the assets or business of, Purchaser or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of Purchaser or any of its Subsidiaries, other than such exceptions in the case of clause (ii), (iii) or (iv) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Purchaser.

(b) The execution, delivery and performance by Purchaser and Merger Sub of this Agreement and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby do not, and shall not, require any Approval, action by or in respect of, filing with or notification to, any Governmental Entity, to be made or obtained by Purchaser or its Subsidiaries, except for (i) the compliance, if required, with any applicable requirements of the HSR Act, including pre-merger notification requirements, (ii) the filing with the SEC and the mailing to the holders of Purchaser Common Stock of the Purchaser Proxy Statement, and the filing with the SEC of any reports that might be required pursuant to the Exchange Act in connection with this Agreement and the transactions contemplated hereby, (iii) such other filings, authorizations, decisions or orders as may be required by the rules and regulations of NASDAQ or any state securities or blue sky laws and  (iv) the filing of the appropriate merger documents as required by the NCA (including the Articles of Merger), and (v) any other Approvals or Permits, which, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Purchaser.

3.6 Compliance; Permits.  Except as disclosed in the Purchaser SEC Reports, each of Purchaser, Merger Sub and their Subsidiaries is, and at all times since January 1, 2008 has been, in all material respects in compliance with all Laws, Orders and Permits applicable to it or by which its properties are bound, subject to or affected.  Except as disclosed in Purchaser’s Annual Report on Form 10-K for the year ended December 31, 2010 (the “Purchaser 10-K”) or in the Purchaser SEC Reports filed on or after the date of the Purchaser’s 10-K, no investigation or review by any Governmental Entity is pending or, to the knowledge of Purchaser or Merger Sub, threatened against Purchaser, Merger Sub or their Subsidiaries, other than, in each such case, those the outcome of which have not had and would not, individually or in the aggregate, reasonably be expected to adversely affect Purchaser or Merger Sub.  To the knowledge of Purchaser and Merger Sub, neither Purchaser, Merger Sub nor any of their Subsidiaries has received any notice that any Permit will be terminated or modified or cannot be renewed in the ordinary course of business.

3.7 SEC Filings; Financial Statements.

(a) Since January 1, 2008, Purchaser has filed with the SEC all forms, reports, schedules, prospectuses, registration statements, proxy or information statements and other documents required to be filed by Purchaser under applicable securities Laws (collectively, the “Purchaser SEC Reports”). The Purchaser SEC Reports, at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), complied in all material respects with the requirements of applicable securities Laws and did not contain any misrepresentation or any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Purchaser’s Subsidiaries is or has been required to file any reports or other documents with the SEC or any other securities authority or regulator or any stock exchange or other self-regulatory authority.

(b) The annual audited consolidated financial statements and the unaudited consolidated interim financial statements (including, in each case, any related notes thereto) contained in the Purchaser SEC Reports (the “Purchaser Financial Statements”) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a basis consistent throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q under the Exchange Act) are based on the books and records of Purchaser and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Purchaser and its Subsidiaries as of the dates and for the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments that are not expected to be material in amount and the absence of notes thereto) on a consolidated basis.  Purchaser maintains a standard system of accounting established and administered in accordance with GAAP.  Since September 30, 2011, there have been no material changes in Purchaser’s accounting methods or principles that would be required to be disclosed in Purchaser’s financial statements in accordance with GAAP except as described in the notes to such financial statements.

(c) Since January 1, 2008, neither Purchaser nor, to the knowledge of Purchaser, any of its Subsidiaries, directors, or officers has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Purchaser or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Purchaser or any of its Subsidiaries has engaged in questionable accounting or auditing practices that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect with respect to Purchaser.

(d) None of the information to be supplied by or on behalf of Purchaser in for use in connection with the Target Stockholder Meeting will, at the time of delivery to the Target Stockholders and any amendments or supplements made thereto, and at the time of the Target Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

(e) None of the information to be included in or incorporated by reference into the S-4 or the Purchaser Proxy Statement (other than information supplied by or on behalf of Target for inclusion therein) will, at the time of the effectiveness thereof and the mailing of the Purchaser Proxy Statement and any amendments or supplements thereto, and at the time of the Purchaser Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

3.8 Controls and Procedures.

(a) Since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), Purchaser has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ.

(b) Each of the principal executive officer and the principal financial officer of Purchaser (or each former principal executive officer and former principal financial officer of Purchaser, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act and the related rules and regulations promulgated thereunder and under the Exchange Act with respect to the Purchaser SEC Reports. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

3.9 Absence of Certain Changes or Events.  Except as disclosed in the Purchaser 10-K or in the Purchaser SEC Reports filed on or after the date of the Purchaser 10-K, since September 30, 2011, the business of Purchaser, Merger Sub and their Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been (a) any event, occurrence or development of a state of circumstances or facts which has had or would, individually or in the aggregate, reasonably be expected to have any Material Adverse Effect with respect to Purchaser or Merger Sub, (b) any material revaluation by Purchaser or Merger Sub of any of its assets, or (c) any material damage, destruction or loss (whether or not covered by insurance) with respect to any material assets of Purchaser or its Subsidiaries.

3.10 Absence of Litigation.  Except as disclosed in the Purchaser 10-K or in the Purchaser SEC Reports filed on or after the date of the Purchaser 10-K, there is no Action that has been commenced or, to the knowledge of Purchaser, threatened against or affecting Purchaser, Merger Sub or any Subsidiary thereof, or any of their officers, managers or directors in their capacities as officers, managers or directors of Purchaser, Merger Sub or their respective Subsidiaries, or any of their respective properties, rights or assets which, if determined adversely with respect to Purchaser, Merger Sub or their Subsidiary, would, individually or in the aggregate, reasonably be expected to result in liability for damages or equitable relief or is reasonably likely to materially and adversely affect the ability of Purchaser or Merger Sub to consummate the transactions contemplated hereby, and no circumstances exist that could give rise to such an Action.

3.11 Property and Title.  Except as disclosed in the Churchrock Section 8 Feasibility Study – Draft – Dated 12/15/11, furnished to Target, or in the Purchaser 10-K or in the Purchaser SEC Reports filed on or after the date of the Purchaser 10-K and applying customary standards in the United States mining industry, each of Purchaser and its Subsidiaries has, to the extent necessary to permit the operation of their respective businesses as presently conducted good and sufficient fee, leasehold or possessory title, clear of any title defect or Lien to its operating properties and properties with estimated proven and probable mineral reserves and/or estimated mineral resources and its other real properties or interests therein to permit the use of land by Purchaser and its Subsidiaries. Purchaser and its respective Subsidiaries hold all mineral rights required to continue their respective businesses and operations as currently conducted and as proposed to be conducted.

3.12 Fee Surface and Fee Mineral Lands.  The Purchaser 10-K discloses all material fee surface lands and fee mineral lands owned by Purchaser and its Subsidiaries.

3.13 Surface and Mineral Leases.  The Purchaser 10-K discloses all surface and mineral leases, usage rights, and agreements held by Purchaser or its Subsidiaries (the “Purchaser Surface and Mineral Leases”).  Except as disclosed in the Purchaser 10-K or in the Purchaser SEC Reports filed on or after the date of the Purchaser 10-K, (i) the Purchaser Surface and Mineral Leases are legal, valid and binding and are in full force and effect in accordance with their respective terms; (ii) Purchaser and its Subsidiaries have complied in all material respects with the terms and provisions of the Purchaser Surface and Mineral Leases; and (iii) neither Purchaser nor any of its Subsidiaries has received any notification of any unresolved violation or noncompliance with the terms of the Purchaser Surface and Mineral Leases.

3.14 Mining Claims.  The Purchaser 10-K describes all unpatented mining claims and mill sites of Purchaser or any of its Subsidiaries (the “Purchaser Mining Claims”).  Except as disclosed in the Purchaser 10-K or in the Purchaser SEC Reports filed on or after the date of the Purchaser 10-K and applying customary standards in the United States mining industry and to the knowledge of Purchaser, with respect to the Purchaser Mining Claims, subject to the paramount title of the United States:  (a) the unpatented mining claims were properly laid out and monumented; (b) all required location and validation work was properly performed; (c) location notices and certificates were properly recorded and filed with appropriate Governmental Entities; (d) all assessment work, location fees, mining claim rental fees, or mining claim maintenance fees required to hold the Purchaser Mining Claims and maintain them in good standing through the applicable assessment year have been performed or have been paid; (e) all affidavits of assessment work or of payment of maintenance fees or notices of intent to hold and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate Governmental Entities; (f) neither Purchaser nor any of its Subsidiaries has received any notification of any unresolved violation or noncompliance with location and maintenance requirements for the Purchaser Mining Claims, and (g) neither Purchaser nor any of its Subsidiaries has knowledge of conflicting mining claims.

3.15 Water Rights.

(a) Purchaser or any of its Subsidiaries is the sole owner or lessee of the water rights described in the Purchaser 10-K (the “Purchaser Water Rights”).  Except as disclosed in the Purchaser 10-K or the Purchaser SEC Reports filed on or after the date of the Purchaser 10-K, Purchaser or its Subsidiaries have good and sufficient title or leasehold interest in the Purchaser Water Rights, which are free and clear of all Liens.

(b) Except as disclosed in the Purchaser 10-K or the Purchaser SEC Reports filed on or after the date of the Purchaser 10-K, there is no Action pending, or to Purchaser’s knowledge, threatened against Purchaser or any of its Subsidiaries, or any part of the Purchaser Water Rights, which, if determined adversely to Purchaser or its Subsidiary, would materially and adversely impact Purchaser’s or such Subsidiary’s ownership or use of the Purchaser Water Rights.

(c) Except as disclosed in the Purchaser 10-K or the Purchaser SEC Reports filed on or after the date of the Purchaser 10-K, neither Purchaser nor any of its Subsidiaries has abandoned, or intended to abandon, or, forfeited any of the Purchaser Water Rights and to Purchaser’s knowledge, no claim or assertion of abandonment has been made by any Person or Governmental Entity.

(d) With respect to the Purchaser Water Rights and except as disclosed in the Purchaser 10-K or the Purchaser SEC Reports filed on or after the date of the Purchaser 10-K, there have been no unauthorized: (i) changes in points of diversion; (ii) storage of water; (iii) changes in places of use; or (iv) changes in purpose of use.

3.16 Environmental Matters.  Except as disclosed in the Purchaser 10-K or the Purchaser SEC Reports filed on or after the date of the Purchaser 10-K:

(a) No Hazardous Substance has been discharged, disposed of, dumped, pumped, deposited, spilled, leaked, emitted or released by Purchaser or any of its Subsidiaries (or, to the knowledge of Purchaser, is otherwise present) at, on, under or from any property now or previously owned, leased or operated by Purchaser or any of its Subsidiaries (“Purchaser Property”) in such manner or quantity that exceeds remediation criteria or standards under any applicable Environmental Laws or as would require investigation or remediation (either by Purchaser or its Subsidiaries, or for which Purchaser or its Subsidiaries would otherwise be liable) under any applicable Environmental Laws or as would adversely affect the business or operations of Purchaser or any of its Subsidiaries and (ii) to the knowledge of Purchaser, there are no liabilities of Purchaser or any of its Subsidiaries arising out of any Environmental Laws or any agreement with a third party and relating to any Hazardous Substances at, on, under or about any property other than a Purchaser Property except with respect to which adequate provision in accordance with GAAP has been made in the Purchaser Financial Statements.

(b) The operations of Purchaser and each of its Subsidiaries are and have been in material compliance with all, and have not violated any, applicable Environmental Laws.

(c) (i) Purchaser and its Subsidiaries hold all material approvals, certificates, authorizations, agreements, permits, licenses, certificates, clearances and consents under or pursuant to applicable Environmental Laws (the “Purchaser Environmental Permits”) necessary for the conduct of Purchaser‘s and its Subsidiaries’ businesses as conducted currently and through the most recent fiscal year, (ii) all such Purchaser Environmental Permits are disclosed in the Purchase SEC Reports and are valid and in full force and effect, (iii) Target and its Subsidiaries have not violated any such Purchaser Environmental Permits, and (iv) neither Purchaser nor any of its Subsidiaries has received any notice that any Purchaser Environmental Permits will be revoked, adversely modified or not renewed, and to the knowledge of Purchaser there is no reasonable basis for revoking, adversely modifying or refusing to renew any such Purchaser Environmental Permits.

(d) No Order or Action is pending, and to Purchaser’s knowledge, no Order or Action has been threatened, by any Governmental Entity or third party against or, to Purchaser’s knowledge, affecting Purchaser or any of its Subsidiaries concerning any alleged violation of or liability under any Environmental Law or concerning any Hazardous Substance.

(e) No Environmental Lien is pending, and to Purchaser’s knowledge, no Environmental Lien has been threatened against or affecting Purchaser, any of its Subsidiaries, or any real or personal property of Purchaser or any of its Subsidiaries.

3.17 Agreements, Contracts and Commitments.  Each of the Contracts filed as an exhibit to the Purchaser 10-K or any of the Purchaser SEC Reports filed on or after the date of the Purchaser 10-K is valid and in full force and effect.

3.18 Vote Required.  The only vote of the holders of any class or series of Purchaser’s capital stock or other securities of Purchaser necessary to approve the transactions contemplated by this Agreement is the affirmative vote in favor of the Purchaser Share Issuance by a majority of the votes cast on the Purchaser Share Issuance by the holders of the outstanding shares of Purchaser Common Stock (such approval, the “Purchaser Stockholder Approval”).

3.19 Brokers.  Purchaser and its Subsidiaries have not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finder's fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, except for the fees of Cormark Securities Inc.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF TARGET

Target represents and warrants to Purchaser and Merger Sub, subject to such exceptions as are specifically disclosed in writing in the disclosure schedule (arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article 4 with the disclosures in any section or subsection of such schedule qualifying the corresponding section or subsection in this Article 4, as well as any other section or subsection of this Article 4 if the relevance of the disclosed item to such other section or subsection is reasonably apparent on its face) supplied by Target to Purchaser dated as of the date hereof (the “Target Disclosure Schedule”), that the following are true and correct as of the date of this Agreement and will be true and correct as of the Effective Time as though made as of the Effective Time, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

4.1 Organization and Qualification; Subsidiaries.

(a) Each of Target and its Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate, partnership or similar power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except where the failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Target.

(b) A true and complete list of all of Target’s Subsidiaries, together with the jurisdiction of organization of each such Subsidiary and the percentage of the outstanding capital stock, or other equity securities or ownership interests, of each such Subsidiary owned by Target and each other Subsidiary of Target, is set forth in Section 4.1(b) of the Target Disclosure Schedule.  Other than with respect to the Subsidiaries set forth in Section 4.1(b) of the Target Disclosure Schedule, Target does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for any equity interest in, any corporation, partnership, joint venture or other business entity, other than equity interests held for investment that do not exceed a 1% interest in any such entity.

(c) All of the outstanding capital stock of, or other equity securities or ownership interests in, each Subsidiary of Target, is owned by Target, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity securities or ownership interests), except for restrictions imposed by applicable securities laws.

(d) Neither Target nor any of its Subsidiaries has agreed nor is it obligated to make nor is it bound by any Contract under which it may become obligated to acquire any material equity interest or investment in, or make any material capital contribution to, any Person (other than a wholly-owned Subsidiary of Target).

(e) Target and each of its Subsidiaries is duly qualified to do business as a foreign corporation or other foreign legal entity, and is in good standing, under the Laws of all jurisdictions where the nature of its business requires such qualification, except for those jurisdictions where the failure to be so qualified, individually or in the aggregate, has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Target.

4.2 Articles of Incorporation and Bylaws.  Target has made available to Purchaser complete and correct copies of its Articles of Incorporation and Bylaws or other similar organizational documents, as well as the equivalent organizational documents for each of its Subsidiaries (collectively, the “Target Charter Documents”), as amended to date. Such Target Charter Documents, as so amended, are in full force and effect. Neither Target nor any Subsidiary of Target is in violation of any of the provisions of the Target Charter Documents, as applicable.

4.3 Capitalization.

(a) As of the date hereof, the authorized capital of Target consists of (i) 200,000,000 shares of common stock, par value $0.001 per share (the “Target Common Stock”), of which 59,632,712 are outstanding as of February 24, 2012 and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share, none of which are outstanding as of the date hereof.  As of the date hereof, options to acquire an aggregate of 5,206,666 shares of Target Common Stock (the “Options”) are outstanding under Target Option Plans.  Target has also issued warrants and rights to receive warrants for the purchase of 5,885,714 shares of Target Common Stock (the “Warrants”) outstanding as of the date hereof, all of which are held by RMBAH and will be terminated at Closing pursuant to the RMB Agreement.  As of the date hereof, no shares of capital stock of Target are held by any Subsidiary of Target or in treasury by Target.  All issued and outstanding shares of capital stock of Target and each of its Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable.  Section 4.3(a) of the Target Disclosure Schedule contains a correct and complete list of (x) the names and addresses of the holders of all the outstanding shares of Target Common Stock, Options and Warrants and (y) the number of shares of Target Common Stock owned beneficially and of record by each holder thereof and the number of shares of Target Common Stock issuable to each Option or Warrant holder pursuant to the Options and Warrants, including, with respect to the Options, the applicable vesting schedule, exercise price and whether the Option is intended to qualify as an incentive stock option under the Code.

(b) Except for the Options and the Warrants, there are no subscriptions, options, warrants, phantom shares, stock units, stock appreciation rights, other equity-based awards, equity securities, partnership interests, conversion privileges or similar ownership interests, calls, rights (including preemptive rights) or Contracts of any character to which Target or any of its Subsidiaries is a party or by which it is bound obligating Target or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or to repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any equity securities, partnership interests or similar ownership interests of Target or any of its Subsidiaries, or obligating Target or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, phantom share, stock unit, stock appreciation right, other equity-based award, equity security, call, right, commitment or agreement. There are no outstanding bonds, debentures, or other evidences of Indebtedness of Target or any Subsidiary thereof having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the Target Stockholders on any matter. Except as contemplated by this Agreement, there is no voting trust, proxy, registration rights agreement, rights plan, anti-takeover plan or other Contract or understanding to which Target or any of its Subsidiaries is a party or by which it is bound with respect to any equity security of any class of Target or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

4.4 Authority Relative to this Agreement.

(a) Target has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Target Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Target of this Agreement and the consummation by Target of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Target, and no other corporate proceedings on the part of Target are necessary to authorize this Agreement, or to consummate the transactions so contemplated, other than the Target Stockholder Approval. This Agreement has been duly and validly executed and delivered by Target and, assuming the due authorization, execution and delivery by Purchaser and Merger Sub, constitutes a valid, legal and binding obligation of Target, enforceable against Target in accordance with its terms, except that such enforcement (i) may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity.

(b) At a meeting duly called and held, Target’s board of directors has unanimously: (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of Target and the Target Stockholders; (ii) authorized and approved this Agreement and the transactions contemplated hereby (including the Merger); and (iii) resolved to recommend approval and adoption of the Merger by Target’s stockholders at the Target Stockholder Meeting.

4.5 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by Target of this Agreement and the consummation by Target of the transactions contemplated hereby do not and will not, subject to obtaining the Target Stockholder Approval and receipt of the Approvals referred to in Section 4.5(b) below, (i) contravene, conflict with or result in a violation or breach of any provision of the Target Charter Documents, (ii) contravene, conflict with or result in a violation or breach of any provisions of any Law applicable to Target or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, amendment, acceleration, triggering or cancellation or other change of any right or obligation or the loss of any benefit to which Target or any of its Subsidiaries is entitled under (A) any provision of any Contract binding upon Target or any of its Subsidiaries or (B) any Permit held by, or affecting, or relating in any way to, the assets or business of, Target or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of Target or any of its Subsidiaries, other than such exceptions in the case of clause (ii), (iii) or (iv) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Target.

(b) The execution, delivery and performance by Target of this Agreement and the consummation by Target of the transactions contemplated hereby do not, and shall not, require any Approval, action by or in respect of, filing with or notification to, any Governmental Entity, to be made or obtained by Target or its Subsidiaries, except for (i) compliance, if required, with any applicable requirements of the HSR Act, including pre-merger notification requirements thereunder and (ii) the filing of the appropriate merger documents as required by the NCA (including the Articles of Merger).

4.6 Compliance; Permits.

(a) Each of Target and its Subsidiaries is, and at all times since January 1, 2008 has been, in all material respects, in compliance with all Laws and Orders applicable to it or by which its properties are bound or affected.  No investigation or review by any Governmental Entity is pending or, to the knowledge of Target, threatened against Target or its Subsidiaries, other than, in each such case, those the outcome of which have not had and would not, individually or in the aggregate, reasonably be expected to adversely affect Target.

(b) Each of Target and its Subsidiaries owns, possesses or has obtained, and is, and at all times since January 1, 2008 has been, in all material respects in compliance with all Permits of or from any Governmental Entity necessary to conduct its business as now conducted.  All material Target Permits are listed in Section 4.6(b) of the Target Disclosure Schedule.  To the knowledge of Target, neither Target nor any of its Subsidiaries has received any notice that any Permit will be terminated or modified or cannot be renewed in the ordinary course of business.

4.7 Financial Statements.

(a) Target has furnished to Purchaser complete copies of Target’s audited financial statements consisting of the balance sheet of Target as of December 31 in each of the years 2008, 2009 and 2010 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of Target as of September 30, 2011 (the “Most Recent Balance Sheet”) and the related statements of income and retained earnings, stockholders’ equity and cash flow for the three-month period then ended (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Target Financial Statements”). The Target Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes.  The Target Financial Statements are based on the books and records of Target, and fairly present, in all material respects, the financial condition of Target as of the respective dates they were prepared and the results of the operations of Target for the periods indicated subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments.  Target maintains a standard system of accounting established and administered in accordance with GAAP.  Since the date of the Most Recent Balance Sheet, there have been no material changes in Target’s accounting methods or principles that would be required to be disclosed in Target’s financial statements in accordance with GAAP except as described in the notes to such financial statements.

(b) The books and records of Target and its Subsidiaries, in all material respects, (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) state in reasonable detail the material transactions and dispositions of the assets of Target and its Subsidiaries and (iii) accurately and fairly reflect the basis for the Target Financial Statements.

(c) Target has designed and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in conformity with GAAP.

(d) Since January 1, 2008, neither Target nor, to the knowledge of Target, any of its Subsidiaries, directors, officers or auditors of Target has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Target or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Target or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(e) None of the information to be supplied by or on behalf of Target or its Affiliates for inclusion in the S-4 or the Purchaser Proxy Statement will, at the time of the effectiveness thereof and at the time of the mailing of the Purchaser Proxy Statement and any amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  If Target provides information to Target Stockholders in connection with the Target Stockholder Approval other than the S-4 or the Purchaser Proxy Statement, none of such information will, at the time of delivery and any amendments or supplements made thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

4.8 No Undisclosed Liabilities.  Neither Target nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent, determined, determinable or otherwise) or obligations, in each case, of the type that would be required to be disclosed on a consolidated balance sheet of Target (or the notes thereto) other than (a) liabilities or obligations fully reflected or reserved against in the Most Recent Balance Sheet (or the notes thereto), included in the Target Financial Statements, (b) liabilities incurred since the date of the Most Recent Balance Sheet in the ordinary course of business consistent with past practice, (c) obligations arising pursuant to the terms of this Agreement or the Contracts disclosed in Section 4.22 of the Target Disclosure Schedule (or not required to be so disclosed), or (d) liabilities or obligations that do not individually or in the aggregate exceed $25,000.

4.9 Absence of Certain Changes or Events.  Since the date of the Most Recent Balance Sheet, the business of Target and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been (a) any event, occurrence or development of a state of circumstances or facts which has had or would, individually or in the aggregate, reasonably be expected to have any Material Adverse Effect with respect to Target, (b) any material revaluation by Target of any of its assets, or (c) any material damage, destruction or loss (whether or not covered by insurance) with respect to any material assets of Target or its Subsidiaries.

4.10 Absence of Litigation.  There is no Action that has been commenced or, to the knowledge of Target, threatened against or affecting Target or any Subsidiary thereof, or any of their officers, managers or directors in their capacities as officers, managers or directors of Target or its Subsidiary, or any of their respective properties, rights or assets which, if determined adversely with respect to Target or its Subsidiary, would, individually or in the aggregate, reasonably be expected to result in liability for damages or equitable relief or is reasonably likely to materially and adversely affect the ability of Target to consummate the transactions contemplated hereby, and no circumstances exist that could give rise to such an Action.  Neither Target nor any Subsidiary thereof, nor any of their respective properties, rights or assets, is subject to any outstanding Order that has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Target.

4.11 Employee Plans.

(a) Section 4.11(a) of the Target Disclosure Schedule contains a true and complete list of (i) all Target Employee Plans currently in effect and (ii) all Target Employee Plans under which there remains any outstanding liability.  Target has provided Purchaser with a true, accurate and complete copy of each Target Employee Plan listed in such Section 4.11(a) of the Target Disclosure Schedule which is in writing, as currently in effect (and in the case of any Target Employee Plan that is not in written form, a written description of such Target Employee Plan, together with either the most recent financial statements prepared for each such Target Employee Plan, if any.

(b) Target and each Subsidiary thereof, has complied, in all material respects, with all the terms of, and all applicable Laws in respect of, each Target Employee Plan sponsored, maintained or contributed to by them (as applicable).

(c) Each Target Employee Plan intended to be tax qualified under the Code has been the subject of a determination letter (or in the case of a master or prototype plan, a comparable opinion letter) from the IRS to the effect that the form of such Target Employee Plan is qualified and exempt from Federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code.  Each Target Employee Plan intended to be tax qualified under the Code has been established, registered and operated in all material respects in accordance with the applicable requirements of the Code and other applicable Law. No step has been taken, no event has occurred and no condition or circumstance exists that has resulted or could reasonably be expected to result in any Target Employee Plan being ordered or required to be terminated or wound up in whole or in part or having its tax qualification or registration under applicable Law refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority or being required to pay any material Taxes, fees, penalties or levies under applicable Laws. There are no actions, suits, claims (other than routine claims for payment of benefits in the ordinary course), trials, demands, investigations, arbitrations, or other proceedings which are pending or threatened in respect of any of the Target Employee Plans or their assets which individually or in the aggregate would have a Material Adverse Effect with respect to Target.

(d) No event has occurred or condition exists with respect to any Target Employee Plan or relating to any individual who currently or previously provided personal services to Target or any Subsidiary or ERISA Affiliate thereof (if any), whether as an employee, an independent contractor or otherwise (or any beneficiary or dependent of any such individual) which, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect with respect to Target.

(e) The consummation of the transactions contemplated by this Agreement will not by itself entitle any employee or any independent contractor of Target or any Subsidiary thereof to severance or similar pay, or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) or compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Target Employee Plan.

(f) The consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of additional acts or events) result in any payment under any Target Employee Plan that would constitute an “excess parachute payment” for purposes of Section 280G or 4999 of the Code.

4.12 Labor and Employee Matters.

(a) There are no collective bargaining agreements to which Target or any Subsidiary thereof is a party or involving employees of Target or any Subsidiary thereof.  To the knowledge of Target, there are no threatened or apparent union organizing activities involving employees of Target or any Subsidiary thereof. There is no strike or lockout occurring or, to the knowledge of Target, threatened affecting Target or any Subsidiary thereof.

(b) Neither Target nor any Subsidiary thereof is subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or threatened, or any litigation, actual or threatened, relating to its employees or independent contractors (including any termination of such persons). Target and each Subsidiary thereof has operated in material compliance with all applicable Laws with respect to employment and labor, including employment and labor standards, employment equity, pay equity, workers’ compensation, human rights and labor relations and there are no current, pending or threatened proceedings before any board or tribunal with respect to any of the areas listed herein. Target and each Subsidiary thereof has operated in material compliance with the National Labor Relations Act (U.S.) as amended, and the rules and regulations promulgated thereunder and any and all similar Laws.

(c) Section 4.12(c) of the Target Disclosure Schedule sets forth a complete and accurate list, as of September 30, 2011 and as of the date hereof, of all (i) employees, independent contractors and consultants employed or retained by or on behalf of the Target and, for each such Person, his or her work location, position, status (i.e., full- or part-time employee, temporary employee, independent contractor, consultant), annual salary or hourly wage rate, as applicable, or target bonus for 2012 (if any), and the date on which he or she became employed. Except as set forth in Section 4.12(c) of the Target Disclosure Schedule or as otherwise provided pursuant to applicable Law, each such person can be dismissed immediately and without advance notice or Liability to such person (other than for salary or wages for time worked or benefits disclosed in Section 4.12(c) of the Target Disclosure Schedule).

4.13 Property and Title.  Applying customary standards in the United States mining industry, each of Target and its Subsidiaries has, to the extent necessary to permit the operation of their respective businesses as presently conducted good and sufficient fee, leasehold or possessory title, clear of any title defect or Lien to its operating properties and properties with estimated proven and probable mineral reserves and/or estimated mineral resources and its other real properties or interests therein to permit the use of land by Target and its Subsidiaries. Target and its Subsidiaries hold all mineral rights required to continue their respective businesses and operations as currently conducted and as proposed to be conducted.

4.14 Fee Surface and Fee Mineral Lands.  Section 4.14 of the Target Disclosure Schedule lists all material fee surface lands and fee mineral lands owned by Target and its Subsidiaries.

4.15 Surface and Mineral Leases.  Section 4.15 of the Target Disclosure Schedule lists all surface and mineral leases, usage rights, and agreements held by Target or any of its Subsidiaries (the “Target Surface and Mineral Leases”).  The Target Surface and Mineral Leases are legal, valid and binding and are in full force and effect in accordance with their respective terms.  Target and its Subsidiaries have complied in all material respects with the terms and provisions of the Target Surface and Mineral Leases.  Neither Target nor any of its Subsidiaries has received any notification of any unresolved violation or noncompliance with the terms of the Target Surface and Mineral Leases.

4.16 Mining Claims.  Section 4.16 of the Target Disclosure Schedule describes all unpatented mining claims and mill sites of Target or any of its Subsidiaries (the “Target Mining Claims”).  Applying customary standards in the United States mining industry and to the knowledge of Target, with respect to the Target Mining Claims, subject to the paramount title of the United States:  (a) the unpatented mining claims were properly laid out and monumented; (b) all required location and validation work was properly performed; (c) location notices and certificates were properly recorded and filed with appropriate Governmental Entities; (d) all assessment work, location fees, mining claim rental fees, or mining claim maintenance fees required to hold the Target Mining Claims and maintain them in good standing through the assessment year ending August 31, 2012 have been performed or have been paid; (e) all affidavits of assessment work or of payment of maintenance fees or notices of intent to hold and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate Governmental Entities; (f) neither Target nor any of its Subsidiaries has received any notification of any unresolved violation or noncompliance with location and maintenance requirements for the Target Mining Claims, and (g) neither Target nor any of its Subsidiaries has knowledge of conflicting mining claims.

4.17 Water Rights.

(a) Target or its Subsidiary is the lessee of the water rights set forth in Section 4.17(a) of the Target Disclosure Schedule (the “Target Water Rights”).  Target or its Subsidiary have a good and sufficient leasehold interest in the Target Water Rights pursuant to the instruments set forth in Section 4.17(a) of the Target Disclosure Schedule, which leasehold interest is free and clear of all Liens.

(b) Neither Target nor any of its Subsidiaries has received any written notice from any Governmental Entity that use of the Target Water Rights violates any Laws of any Governmental Entity having jurisdiction over the Target Water Rights.

(c) There is no Action pending, or to Target’s knowledge, threatened against Target or any of its Subsidiaries, or any part of the Target Water Rights, which, if determined adversely to Target or Subsidiary, would materially and adversely impact Target or such Subsidiary’s ownership or use of the Target Water Rights.

(d) Neither Target nor any of its Subsidiaries has abandoned, or intended to abandon, or, forfeited any of the Target Water Rights and to Target’s knowledge, no claim or assertion of abandonment has been made by any Person or Governmental Entity.

(e) With respect to the Target Water Rights, there have been no unauthorized: (i) changes in points of diversion; (ii) storage of water; (iii) changes in places of use; or (iv) changes in purpose of use.

4.18 Insurance.  Target maintains insurance policies covering the assets, business, equipment, properties, operations, employees, officers and directors of Target and its Subsidiaries (collectively, the “Target Insurance Policies”) which are of the type and in amounts which are customary for the conduct of its business and are in full force in effect on the date hereof and will be in full force and effect on the Effective Time. To Target’s knowledge, (a) neither Target nor any Subsidiary thereof has received any notice from any insurer or agent of any insurer of any cancellation or termination of any policy, including by reason of the execution, delivery or performance of this Agreement, and (b) there is no material claim by Target or any of its Subsidiaries pending under any of the material Target Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds that would have a Material Adverse Effect with respect to Target.  Neither Target nor any Subsidiary thereof is in breach of or default under, or has taken any action which could permit termination or material modification of, any material insurance policies.

4.19 Taxes.

(a) Each of Target and its Subsidiaries have filed all Tax Returns that they were required to file under applicable Laws.  All such Tax Returns were correct and complete in all respects and were prepared in substantial compliance with all applicable Laws.  All Taxes due and owing by Target or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid.  Neither Target nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by an authority in a jurisdiction where Target or any of its Subsidiaries does not file Tax Returns that Target or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.  There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Target or any of its Subsidiaries.

(b) Each of Target and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) No federal, state, local, or non-U.S. tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Target or any of its Subsidiaries.  Neither Target nor any of its Subsidiaries has received from any federal, state, local, or non-U.S. taxing authority (including jurisdictions where Target or its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Target or any of its Subsidiaries.  Section 4.19(c) of the Target Disclosure Schedule lists all federal, state, local, and non-U.S. income Tax Returns filed with respect to any of Target or its Subsidiaries for taxable periods ended on or after December 31, 2006, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  Correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Target or any of its Subsidiaries filed or received since December 31, 2006 have been delivered to Purchaser.

(d) Neither Target nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Each of Target and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.  Neither Target nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement.  Neither Target nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Target) or (B) has any liability for the Taxes of any Person (other than Target or any of its Subsidiaries) under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or non-U.S. law), or as a transferee or successor, by contract, or otherwise.

(f) The unpaid Taxes of Target and its Subsidiaries (A) did not, as of January 31, 2012, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Target and its Subsidiaries in filing their Tax Returns.  Since the date of the Most Recent Balance Sheet, neither Target nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Target’s ordinary course of business consistent with past custom and practice.

(g) Neither Target nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date;

(iii) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date;

(v) prepaid amount received on or prior to the Closing Date; or

(vi) election under Section 108(i) of the Code.

(h) Neither Target nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.Neither Target nor any of its Subsidiaries is or has been a party to any ‘‘reportable transaction,’’ as defined in Code §6707A(c)(1) and Reg. §1.6011-4(b).

(i) Neither Target nor any of its Subsidiaries (A) is a “controlled foreign corporation” as defined in Code §957, (B) is a “passive foreign investment company” within the meaning of Code §1297, or (C) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(j) Neither Target nor any of its Subsidiaries has received any private letter ruling from the IRS (or any comparable ruling from any other taxing authority).

4.20  Environmental Matters.

(a) No Hazardous Substance has been discharged, disposed of, dumped, pumped, deposited, spilled, leaked, emitted or released by Target or any of its Subsidiaries (or, to the knowledge of Target, is otherwise present) at, on, under or from any property now or previously owned, leased or operated by Target or any of its Subsidiaries (“Target Property”) in such manner or quantity that exceeds remediation criteria or standards under any applicable Environmental Laws or as would require investigation or remediation (either by Target or its Subsidiaries, or for which Target or its Subsidiaries would otherwise be liable) under any applicable Environmental Laws or as would adversely affect the business or operations of Target or any of its Subsidiaries and (ii) to the knowledge of Target, there are no liabilities of Target or any of its Subsidiaries arising out of any Environmental Laws or any agreement with a third party and relating to any Hazardous Substances at, on, under or about any property other than a Target Property except with respect to which adequate provision in accordance with GAAP has been made in the Target Financial Statements.

(b) The operations of Target and each of its Subsidiaries are and have been in material compliance with all, and have not violated any, applicable Environmental Laws.

(c) (i) Target and its Subsidiaries hold all material approvals, certificates, authorizations, agreements, permits, licenses, certificates, clearances and consents under or pursuant to applicable Environmental Laws (the “Target Environmental Permits”) necessary for the conduct of Target’s and its Subsidiaries’ businesses as conducted currently and through the most recent fiscal year, (ii) all such Target Environmental Permits are listed in Section 4.20(c) of the Target Disclosure Schedule and are valid and in full force and effect, (iii) Target and its Subsidiaries have been in material compliance with any such Target Environmental Permits, and (iv) neither Target nor any of its Subsidiaries has received any notice that any Target Environmental Permits will be revoked, adversely modified or not renewed, and to the knowledge of Target there is no reasonable basis for revoking, adversely modifying or refusing to renew any such Target Environmental Permits.

(d) No Order or Action is pending, and to Target’s knowledge, no Order or Action has been threatened, by any Governmental Entity or third party against or, to Target’s knowledge, affecting Target or any of its Subsidiaries concerning any alleged violation of or liability under any Environmental Law or concerning any Hazardous Substance.

(e) No Environmental Lien is pending, and to Target’s knowledge, no Environmental Lien has been threatened against or affecting Target, any of its Subsidiaries, or any real or personal property of Target or any of its Subsidiaries.

4.21 Intellectual Property.

(a) “Proprietary Rights” means all of the patents, inventions, internet domain names, URL addresses, trade secrets, trademarks, trade names and copyrights, and all applications therefor and registrations thereof, necessary to conduct Target’s business as it is currently conducted, other than any software which is commercially available and the subject of an “off-the-shelf”, “click-wrap” or “shrink-wrap” license or similar agreement. Section 4.21(a) of the Target Disclosure Schedule sets forth a true, correct and complete list of all patents, registered internet domain names, registered URL addresses, registered trademarks, registered copyrights and all applications therefor which are owned by Target, included in the Proprietary Rights and material to the conduct of Target’s business as it is currently conducted.  Target owns or is licensed to use the Proprietary Rights free and clear of all Liens granted or permitted by Target.  Except as set forth in Section 4.21(a) of the Target Disclosure Schedule, Target owns or possesses adequate and enforceable rights to use all patents, service marks, trade names, trademarks, copyrights or trade secrets included within the Proprietary Rights to the extent necessary for the conduct of Target’s business as it is currently conducted, except to the extent any such failure to so own or possess such rights would not reasonably be expected to have a Material Adverse Effect.  None of the Proprietary Rights is subject to any outstanding order, and no Action is pending or, to the Knowledge of the Principal Sellers, threatened, that challenges the validity, enforceability, ownership, use or licensing of such Proprietary Rights.

(b) Except for licenses and agreements into which Target enters in the ordinary course of business, Section 4.21(b) of the Target Disclosure Schedule sets forth all licenses, sublicenses, assignments and other agreements under which Target is either a licensor, licensee, assignor or assignee of any Proprietary Rights which are material to the conduct of Target’s business as it is currently conducted.

(c) The owned Proprietary Rights do not infringe upon any domestic or foreign copyright, patent, trademark, trade name, service mark, mask work, trade secret or other intellectual property or proprietary right owned by another Person, and Target has not received any written notice of any claim of infringement or any other claim or proceeding relating to any such copyright, patent, trademark, trade name, service mark, mask work, trade secret or other intellectual property or proprietary right.  To the knowledge of Target, no Person is infringing upon or otherwise violating the owned Proprietary Rights.  To the knowledge of Target, no employee or consultant of Target is in violation of any requirement of law applicable to such employee or consultant or any term of any employment or consulting agreement, any patent or invention disclosure agreement, any non-competition or non-disclosure agreement, or any other contract or agreement relating to the relationship of such employee or consultant with Target, in the case of any of the foregoing, solely to the extent having a Material Adverse Effect on Target’s ownership of or right to use any Proprietary Rights as necessary to conduct Target’s business as currently conducted.

(d) Since January 1, 2008, Target has taken reasonable security measures to protect the confidentiality of all designs, plans, trade secrets, source codes, inventions, processes, procedures, research records, know-how and formulae included within the Proprietary Rights, the value of which is contingent upon maintenance of confidentiality thereof, including, without limitation, requiring all Target employees and consultants and all other persons with access to such  designs, plans, trade secrets, source codes, inventions, processes, procedures, research records, know-how and formulae to be bound by confidentiality or non-disclosure agreements.

(e) Except for computer software under development, the computer software owned by Target which is material to the conduct of Target’s business as it is currently conducted (subject to such exception, the “Software”) performs in all material respects in accordance with its written documented specifications (if any), is in machine-readable form, contains all current revisions of the Software, and includes all object code and material source code forms of the Software and all currently existing materials, processes, disks, tapes and know-how related to the Software.

(f) Except as set forth in Section 4.21(f) of the Target Disclosure Schedule, Target has no further obligation to compensate any Person for the development, use, sale or exploitation of the Software nor has Target granted to any other Person or entity any license, option or other rights to develop, use, sell or exploit in any manner the Software, whether requiring the payment of royalties or not.

4.22 Agreements, Contracts and Commitments.

(a) Section 4.22(a) of the Target Disclosure Schedule lists each Transaction Agreement and each Contract to which Target and each of its Subsidiaries is a party or bound and that fall within any of the following categories (each, a “Material Target Contract”): (i) Contracts not entered into in the ordinary course of business, (ii) joint venture, partnership and similar agreements, (iii) Contracts which are service contracts or equipment leases involving payments by Target of more than $10,000 per year, (iv) Contracts containing covenants purporting to limit the freedom of Target (or, after the Closing, Purchaser or its Subsidiaries) to compete in any line of business in any geographic area or to hire any individual or group of individuals, or requiring Target (or, after the Closing, Purchaser or its Subsidiaries) to deal exclusively with, grant exclusive rights to, or refrain from dealing with products that are competitive with any other party’s products, (v) Contracts which contain minimum purchase conditions or requirements or other terms that restrict or limit the purchasing relationships of Target or its Affiliates, or any customer, licensee or lessee thereof, (vi) Contracts relating to any outstanding commitment for capital expenditures of more than $10,000 per year, (vii) Contracts relating to the lease or sublease of or sale or purchase of real or personal property involving any annual expense or price in excess of $10,000 and not cancelable by Target (without premium or penalty) within 90 days, (viii) Contracts with any labor organization, (ix) indentures, mortgages, promissory notes, loan agreements, guarantees, letters of credit or other agreements or instruments of Target or commitments for the borrowing or the lending of amounts in excess of $10,000 by Target or providing for the creation of any Lien upon any of the assets of Target, (x) Contracts providing for “earn-outs” or other contingent payments, (xi) Contracts with or for the benefit of any holder of capital stock or options to purchase capital stock of Target, Affiliate of Target or, to the knowledge of Target, any such holder or immediate family member thereof, (xii) Contracts with respect to employment or consulting services or providing for severance benefits, (xiii) Contracts involving any current or former officer, director or stockholder of the Target or an Affiliate of Target; and (xiv) all other Contracts not called for above that are material to the business of Target as it is currently being conducted.

(b) Each of the Material Target Contracts is valid and in full force and effect.  Neither Target nor any of its Subsidiaries, nor to Target’s knowledge any other party to a Material Target Contract, has violated any material provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of any such Material Target Contract, and neither Target nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the Material Target Contracts. Neither Target nor any Subsidiary of Target is a party to, or otherwise a guarantor of or liable with respect to, any interest rate, currency or other swap or derivative transaction, other than any such transactions in the ordinary course of business. Target has made correct and complete copies of the Material Target Contracts available to Purchaser.

4.23 Interested Party Transactions.  Except for the Target Employee Plans, Section 4.23 of the Target Disclosure Schedule sets forth a correct and complete list of the contracts, arrangements that are in existence as of the date of this Agreement or transactions under which Target or any of its Subsidiaries has any existing or future liabilities (an “Affiliate Transaction”), between Target or any of its Subsidiaries, on the one hand, and, on the other hand, any (a) present executive officer or director of Target, its Subsidiaries or any person that has served as such an executive officer or director within the past two years or any of such executive officer’s or director’s immediate family members, (b) record or beneficial owner of more than 5% of the shares of Target Common Stock as of the date hereof, or (c) to the knowledge of the Target, any Affiliate of any such executive officer, director or owner (other than Target or any of its Subsidiaries). Target has made available to Purchaser true and complete copies of any such contract or arrangement.

4.24 Brokers.  Target and its Subsidiaries have not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finder's fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby, other than fees and expenses payable to Roth Capital Partners, LLC.

4.25 Opinions of Financial Advisors.  On the date of this Agreement the board of directors of Target received from its financial advisors, Roth Capital Partners, LLC an opinion, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received by the Target Stockholders pursuant to this Agreement is fair, from a financial point of view, to the Target Stockholders.

4.26 Vote Required.  The vote of a majority of the votes represented by the outstanding shares of Target Common Stock entitled to vote on this Agreement and the Merger (the “Target Stockholder Approval”) is the only vote of the Target Stockholders, Options or other securities of Target necessary to approve this Agreement and the Merger and the transactions contemplated hereby and thereby.

4.27 NCA and State Takeover Laws.  Prior to the date hereof, the board of directors of Target has taken all action necessary to exempt under or make the following not subject to any state takeover Law or other state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares:  (a) the execution of this Agreement, (b) the Merger and (c) the other transactions contemplated hereby.

4.28 No Other Representations and Warranties.  Except for the representations and warranties contained in this Agreement, neither Target nor its Subsidiaries nor any other Person or its Subsidiaries makes any representation or warranty, express or implied, on behalf of Target and its Subsidiaries with respect to the transactions contemplated by this Agreement.

ARTICLE 5
COVENANTS OF THE PARTIES

The parties hereto agree as follows with respect to the period from and after the execution of this Agreement:

5.1 Conduct of Business of Target.  During the period from the date of this Agreement to the Effective Time, except as provided in Section 5.1 of the Target Disclosure Schedule or as otherwise expressly contemplated or permitted in this Agreement or the Transaction Agreements and except to the extent Purchaser shall otherwise give its prior written consent, each of Target and its Subsidiaries shall: (i) conduct its business in the ordinary course and consistent with the budget attached hereto as Exhibit B (the “Budget”) and in compliance in all material respects with applicable Laws; (ii) pay or perform its material obligations when due; and (iii) use its commercially reasonable efforts consistent with past practices to: (A) preserve intact its present business organization, (B) keep available the services of its present officers and employees, (C) preserve in all material respects its relationships with customers, suppliers, distributors, joint venture partners, and others with which it has significant business dealings, and (D) preserve in all material respects any Target Intellectual Property. Without limiting the generality of the foregoing, except as provided in Section 5.1 of the Target Disclosure Schedule or as expressly contemplated or permitted by this Agreement or the Transaction Agreements, without the prior written consent of Purchaser, during the period from the date of this Agreement to the Effective Time, Target shall not, and shall not permit any of its Subsidiaries to, do any of the following:

(a) amend the Target Charter Documents;

(b) split, combine, subdivide or reclassify any shares of its capital stock or other equity interests or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends paid to Target or any of its Subsidiaries by any Subsidiary that is, directly or indirectly, wholly-owned by Target;

(c) adopt a plan or agreement of complete or partial liquidation, dissolution, winding up, merger, consolidation, amalgamation, restructuring, recapitalization or other material reorganization;

(d) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock of any class or other equity interests or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or other equity interests, other than the issuances of shares of Target Common Stock upon the exercise of Options outstanding on the date hereof or issued after the date hereof in compliance with the terms of this Agreement in accordance with their present terms;

(e) except as required to ensure that any Target Employee Plan in effect on the date of this Agreement is not then out of compliance with applicable Law or as specifically required or permitted pursuant to this Agreement or as provided in the Target Disclosure Schedule, (A) adopt, enter into, terminate or amend any Target Employee Plan, (B) increase in any manner the compensation or benefits of, or pay any bonus to, any employee of Target or its Subsidiaries, except as required by a Target Employee Plan or an employment agreement with an employee of Target or its Subsidiaries, (C) pay or provide to any employee of Target or its Subsidiaries any benefit not provided for under a Target Employee Plan as in effect on the date of this Agreement or as permitted by clause (B) above, (D) grant any awards under any Target Employee Plan (including the grant of stock or other equity options, stock or other equity appreciation rights, performance units, restricted stock or other equity, stock or other equity purchase rights or other stock or other equity-based or stock-related awards) or remove existing restrictions in any Target Employee Plan or awards made thereunder, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Target Employee Plan, except as required to comply with any Target Employee Plan as in effect on the date of this Agreement or (F) take any action to accelerate the vesting or payment of any compensation or benefits under any Target Employee Plan;

(f) except pursuant to agreements that are in effect as of the date hereof and previously disclosed to Purchaser, directly or indirectly purchase, redeem or otherwise acquire any shares of Target Common Stock or any shares of capital stock or other interests in the Subsidiaries of Target or any other securities thereof or any rights, warrant or options to acquire any such shares or other securities (which restriction shall not restrict any cashless exercise or similar transaction pursuant to any Options or other awards issued under an Target Employee Plan outstanding as of the date of this Agreement);

(g) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any business;

(h) other than pursuant to Contracts in effect as of the date hereof, sell, lease, license (as licensor or licensee), assign, encumber or otherwise transfer in one transaction or any series of related transactions, assets, property or rights;

(i) incur, assume or guarantee any Indebtedness for borrowed money or issue or sell any debt securities or warrants or other rights to acquire debt securities or enter into any keep-well or other arrangements to maintain the financial condition of any other Person;

(j) make any loan, advance or capital contribution to or investment in any Person, other than loans, advances or capital contributions to or investments (i) in its Subsidiaries or pursuant to Contracts in effect at the date hereof or (ii) in accordance with the Budget;

(k) make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Target or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Target or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of Target or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of Target or any of its Subsidiaries existing on the Closing Date;

(l) take any action that would, or would reasonably be expected to, prevent or materially impair or delay the ability of Target to consummate the transactions contemplated by this Agreement;

(m) enter into, amend, cancel, terminate, or grant any waiver in respect of any Material Target Contract;

(n) file any registration statement under the Securities Act or an amendment to any Securities Act registration statement;

(o) make any capital expenditures in any fiscal quarter exceeding the Budget for such fiscal quarter;

(p) enter into any hedging agreements whether or not in the ordinary course of business consistent with past practice;

(q) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises not exceeding the amount reserved against in the Target Financial Statements, or otherwise pay, discharge or satisfy any claim, liability or obligation;

(r) enter into any “non-compete,” “non-solicit” or similar agreement that would materially restrict the businesses of Target or Purchaser following the Effective Time;

(s) enter into any closing agreement with respect to material Taxes, settle or compromise any material liability for Taxes, make, revoke or change any material Tax election, agree to any adjustment of any material Tax attribute, file or surrender any claim for a material refund of Taxes, execute or consent to any waiver extending the statutory period of limitations with respect to the collection or assessment of material Taxes, file any material amended Tax Return or obtain any material Tax ruling;

(t) enter into any new, or amend or otherwise alter any Affiliate Transaction or transaction that would be an Affiliate Transaction if such transaction occurred prior to the date hereof; or

(u) agree or commit to do any of the foregoing.

5.2 Conduct of Business of Purchaser.  During the period from the date of this Agreement to the Effective Time, except as otherwise expressly contemplated or permitted in this Agreement or the Transaction Agreements and except to the extent Target shall otherwise give its prior written consent, not to be unreasonably withheld or delayed, Purchaser shall not, and shall not permit any of its Subsidiaries to, do any of the following:

(a) amend any Purchaser Charter Document or other applicable governing instruments in a manner that would (i) reasonably be expected to, prevent or materially impair or delay the ability of Purchaser to consummate the transactions contemplated by this Agreement, or (ii) disproportionately adversely affect a holder of Target Common Stock relative to a holder of Purchaser Common Stock;

(b) split, combine, subdivide or reclassify any shares of its capital stock or other equity interests or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities, except for (i) dividends paid to Purchaser or any of its Subsidiaries by any Subsidiary of Purchaser, (ii) purchases of shares of Purchaser Common Stock pursuant to stock repurchase plans set forth on Section 5.2(b) of the Purchaser Disclosure Schedule, the Purchaser Option Plans or Contracts in effect as of the date of this Agreement and in accordance with the terms thereof;

(c) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock of any class or other equity interests or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or other equity interests, other than (i) the issuances of shares of Purchaser Common Stock upon the exercise of Purchaser Options and Purchaser Warrants outstanding on the date hereof or issued after the date hereof in compliance with the terms of this Agreement in accordance with their present terms, (ii) issuances of equity awards in the ordinary course of business under the Purchaser Option Plans, and (iii) issuance of capital stock of any wholly-owned Subsidiary of Purchaser to Purchaser or another wholly-owned Subsidiary thereof;

(d) adopt a plan or agreement of complete or partial liquidation or dissolution;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material business, if such transaction would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement;

(f) materially change (i) its methods of accounting or accounting practices in any material respect, except as required by concurrent changes in GAAP (or the permitted early adoption of such changes) or by Law and concurred in by Purchaser’s external auditors or (ii) its fiscal year;

(g) take any action that would, or would reasonably be expected to, prevent or materially impair or delay the ability of Purchaser to consummate the transactions contemplated by this Agreement, including the Merger and the transactions contemplated by this Agreement; or

(h) agree or commit to do any of the foregoing.

5.3 Stockholder Approval.

(a) Target agrees to take, in accordance with applicable Law and the Target Charter Documents, all action necessary to convene as soon as reasonably practicable a special meeting of the Target Stockholders to consider and vote upon the approval and adoption of this Agreement, including the Merger, and any other matters required to be approved by the Target Stockholders for consummation of the Merger (including any adjournment or postponement, the “Target Stockholder Meeting”). Except with the prior approval of Purchaser, no other matters shall be submitted for the approval of Target Stockholders at the Target Stockholder Meeting, other than matters customarily brought before the Purchaser stockholders at an annual meeting.  The board of directors of Target shall at all times prior to and during such meeting recommend such approval and adoption and shall take all reasonable lawful action to solicit such approval and adoption by the Target Stockholders, provided that nothing in this Agreement shall prevent the board of directors of Target from withholding, withdrawing, amending or modifying its recommendation if the board of directors of Target determines, after consultation with its outside counsel, that failing to take such action would be reasonably likely to constitute a breach of its fiduciary duties to the Target Stockholders under applicable Law; provided, further, that Section 5.12 shall govern the withholding, withdrawing, amending or modifying of such recommendation in the circumstances described therein.

(b) Purchaser agrees to take, in accordance with applicable Law and the Purchaser Charter Documents, all action necessary to convene as soon as reasonably practicable a special meeting of its stockholders to consider and vote upon the issuance of the Purchaser Common Stock contemplated by this Agreement and any other matters required to be approved by Purchaser’s stockholders for consummation of the Merger (including any adjournment or postponement, the “Purchaser Stockholder Meeting”). Except with the prior approval of Target, no other matters shall be submitted for the approval of Purchaser stockholders at the Purchaser Stockholder Meeting, other than matters customarily brought before the Purchaser stockholders at an annual meeting. The board of directors of Purchaser shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its stockholders, provided that nothing in this Agreement shall prevent the board of directors of Purchaser from withholding, withdrawing, amending or modifying its recommendation if the board of directors of Purchaser determines, after consultation with its outside counsel, that such action is legally required in order for the directors to comply with their fiduciary duties to the Purchaser stockholders under applicable Law.

5.4 Registration Statement.

(a) Purchaser agrees to prepare an S-4 or other applicable registration statement to be filed by Purchaser with the SEC in connection with the issuance of Purchaser Common Stock in the Merger (including the proxy statement and other proxy solicitation materials of Purchaser constituting a part thereof and all related documents (the “Purchaser Proxy Statement”)) (the “S-4”). The S-4 shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.  Target shall prepare and furnish such information relating to it and its directors, officers and stockholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and Target, and its legal, financial and accounting advisors, shall have the right to review and recommend comments on the S-4 prior to its filing.  Purchaser shall consider in good faith any such recommended comments.  Without limiting the generality of the foregoing, as promptly as reasonably practicable, but in any event no later than March 31, 2012, Target shall provide to Purchaser Target’s audited financial statements consisting of a balance sheet of Target as of December 31, 2011 and the related statements of income and retained earnings, stockholders’ equity and cash flows for the year then ended.  Target agrees to cooperate with Purchaser and Merger Sub and Purchaser’s and Merger Sub’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the S-4. Provided that Target has cooperated as described above, Purchaser agrees to file, or cause to be filed, the S-4 with the SEC as promptly as reasonably practicable.  Each of Target, Purchaser and Merger Sub agrees to use its reasonable best efforts to cause the S-4 to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof.  Purchaser also agrees to use its reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.  After the S-4 is declared effective under the Securities Act, Purchaser shall promptly mail the Purchaser Proxy Statement to its stockholders and provide the prospectus contained therein to the Target Stockholders.

(b) Purchaser shall, as promptly as practicable after receipt thereof, provide Target with copies of any written comments, and advise Target of any oral comments, received from the SEC with respect to the S-4.  Purchaser shall provide Target with a reasonable opportunity to review and comment (and Purchaser shall consider in good faith any such recommended comments) on any amendment or supplement to the S-4 and any communications prior to filing such with the SEC, and will promptly provide Target with a copy of all such filings and communications made with the SEC.

(c) Each of Target and Purchaser agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the S-4 shall, at the time the S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Purchaser Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to stockholders and the Purchaser Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  Each of Target and Purchaser further agrees that if such party shall become aware prior to the Effective Time of any information furnished by such party that would cause any of the statements in the S-4 or the Purchaser Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other Parties thereof and to take the necessary steps to correct the S-4 or the Purchaser Proxy Statement.

(d) Purchaser agrees to advise Target, promptly after Purchaser receives notice thereof, of the time when the S-4 has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Purchaser Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Purchaser is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the S-4 or for additional information.

5.5 Reasonable Best Efforts.  Each of the parties shall use its reasonable best efforts to take all action and to do all things necessary, proper or advisable to consummate the Merger and the transactions contemplated by this Agreement (including, without limitation, using its reasonable best efforts to cause the conditions set forth in Article 6 for which they are responsible to be satisfied as soon as reasonably practicable and to prepare, execute and deliver such further instruments and take or cause to be taken such other and further action as any other party hereto shall reasonably request).

5.6 Neutron Funding Agreement.  Purchaser shall enter into the Neutron Funding Agreement and complete the transactions contemplated thereby, subject to the terms and conditions thereof.

5.7 HSR Act.  As soon as practicable, and in any event no later than fifteen Business Days after the either Purchaser or Target determines that the transaction contemplated hereby requires filings under the HSR Act, each of the parties hereto will file any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act (if any) with respect to the Merger, will use its reasonable efforts to obtain an early termination of the applicable waiting period, and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable.  Purchaser and Target agree to cooperate with respect to, and shall cause each of their respective Subsidiaries to cooperate with respect to, and agree to use all reasonable efforts to contest and resist, any Action, including legislative, administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Order”) of any Governmental Entity that is in effect and that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement, including, without limitation, by pursuing all available avenues of administrative and judicial appeal and all available legislative action.  Upon the terms and subject to the conditions set forth in this Agreement, in connection with the HSR Act, each of Target and Purchaser agrees to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; provided, however, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or the obtaining of any waiver, consent, approval or exemption is reasonably likely (x) to impact in a materially adverse manner the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger or (y) to result in an Order (i) prohibiting or limiting the ownership or operation by Purchaser of any material portion of the business or assets of Target or compelling Purchaser to dispose of or hold separate any of the business or assets of Purchaser or any material portion of the business or assets of Target as a result of the Merger or any of the other transactions contemplated by this Agreement, (ii) imposing limitations on the ability of Purchaser to acquire or hold, or exercise full rights of ownership of, any shares of capital stock of Target, including, without limitation, the right to vote such capital stock on all matters properly presented to the Target Stockholders, or (iii) prohibiting Purchaser from effectively controlling in any material respect the business or operations of Target.  The parties acknowledge that, based on the price of Purchaser’s Common Stock as of the date hereof, no filings under the HSR Act are required with respect to the transactions contemplated hereby.

5.8 Other Governmental Matters.  Each of the parties shall use its reasonable efforts to take any additional action that may be necessary, proper or advisable in connection with any other notices to, filings with, and authorizations, consents and approvals of any Governmental Entity that it may be required to give, make or obtain.

5.9 Intentionally Omitted.

5.10 Public Announcements.  No party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties, subject to RCF’s right to consent pursuant to the RCF Investment Agreement; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable Law or stock market rule (in which case the disclosing party shall use reasonable efforts to advise the other parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

5.11 Notification of Certain Matters.

(a) Purchaser shall give prompt notice to Target of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Purchaser or Merger Sub representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of Purchaser to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(b) Target shall give prompt notice to Purchaser of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Target representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of Target to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

5.12 No Solicitation.

(a) Target will immediately cease and cause to be terminated any existing solicitation, encouragement, activity, discussion or negotiation with any Person with respect to any Acquisition Proposal, whether or not initiated by Target, and, in connection therewith, Target will discontinue access to any data rooms (virtual or otherwise) and will request (and exercise all rights it has to require) the return or destruction of all information regarding Target and its Subsidiaries previously provided to any such Person or any other Person and will request (and exercise all rights it has to require) the destruction of all materials including or incorporating any confidential information regarding Target and its Subsidiaries.  Target shall not terminate, amend, modify or waive any provision of any confidentiality or standstill or similar agreement to which Target or any of its Subsidiaries is a party with any other Person.

(b) Target shall not, directly or indirectly, through any officer, director, employee, representative (including for greater certainty any financial or other advisors) or agent of Target or any Subsidiary of Target: (i) solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing non-public information or permitting any visit to any facilities or properties of Target or any Subsidiary of Target, including any material joint ventures or Mineral Properties) any inquiries, proposals or offers regarding any Acquisition Proposal; (ii) engage in any discussions or negotiations regarding, or provide any confidential information with respect to, any Acquisition Proposal, provided that for greater certainty, Target may advise any Person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a Superior Proposal when the Target board of directors has so determined; (iii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Purchaser, the approval or recommendation of the Target board of directors or any committee thereof of this Agreement or the Merger; (iv) approve or recommend, or remain neutral with respect to, or propose publicly to approve or recommend, or remain neutral with respect to, any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal until 15 calendar days following the formal commencement of such Acquisition Proposal shall not be considered to be in violation of this Section 5.12(b); or (v) accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal.

(c) Notwithstanding Section 5.12(b) and any other provision of this Agreement, the Target board of directors shall be permitted, prior to obtaining the Target Stockholder Approval, to engage in discussions or negotiations with, or provide information pursuant to Section 5.12(b) to, any Person in response to an Acquisition Proposal by any such Person, provided that (A) it has received an unsolicited bona fide written Acquisition Proposal from such Person and the Target board of directors has determined in good faith based on information then available and after consultation with its financial advisors that such Acquisition Proposal constitutes a Superior Proposal (except for the element requiring that the Acquisition Proposal not be subject to any due diligence and/or access condition); and (B) prior to providing any confidential information or data to such Person in connection with such Acquisition Proposal, (x) the Target board of directors receives from such Person an executed confidentiality agreement covering a period of not less than one year from the date of such confidentiality agreement and Target sends a copy of any such confidentiality agreement to Purchaser promptly upon its execution and promptly provides Purchaser a list of, or in the case of information that was not previously made available to Purchaser, copies of, any information provided to such Person, and (y) Target has complied in all material respects with Section 5.12(e). Target shall not engage in discussions or negotiate, accept, approve or recommend an Acquisition Proposal or provide information to any Person proposing an Acquisition Proposal, in each case after the date of the Target Stockholder Approval.

(d) From and after the date of this Agreement, Target shall promptly (and in any event within 36 hours) notify Purchaser, orally and in writing, of any proposal, inquiry, offer (or any amendment thereto) or any request for discussions or negotiations in each case or request relating to or constituting an Acquisition Proposal, any request for representation on the Target board of directors, or any request for non-public information relating to Target or any Subsidiary of Target or any material joint venture or material mineral property relating to or constituting an Acquisition Proposal of which Target’s directors, officers, representatives or agents are or became aware. Such notice shall include a description of the terms and conditions of, and the identity of the Person making, any proposal, inquiry, offer (including any amendment thereto) or request, and shall include copies of any such proposal or offer or any amendment to such proposal or offer. Target shall also provide such other details of the proposal or offer, or any amendment thereto, as Purchaser may reasonably request. Target shall keep Purchaser promptly and fully informed of the status, including any change to the material terms, of any such proposal or offer, or any amendment thereto, and will respond promptly to all inquiries by Purchaser with respect thereto.

(e) Target shall ensure that its officers, directors, representatives, agents and legal and financial advisors, and its Subsidiaries and their officers, directors, representatives, agents and legal and financial advisors, are aware of the provisions of Sections 5.12(a)-(d) hereof and agree to be bound thereby, and it shall be responsible for any breach of such provisions by any of them or by any employee of Target or any Subsidiary of Target.

(f) If Target has complied with Sections 5.12(a)-(e), Target may accept, approve, recommend or enter into any agreement in respect of, an Acquisition Proposal prior to the Target Stockholder Approval only if:

(i) the Acquisition Proposal constitutes a Superior Proposal;

(ii) Target has provided Purchaser with notice in writing that there is a Superior Proposal in accordance with Section 5.12(c)-(d);

(iii) at least five Business Days shall have elapsed from the date that Purchaser has received a copy of the written proposal in respect of the purported Superior Proposal (or any amendment or revision thereof);

(iv) if Purchaser has proposed to amend the terms of the Merger and this Agreement in accordance with Section 5.12(g), the Target board of directors (after receiving advice from its financial advisors and outside legal counsel) shall have determined in good faith that the Acquisition Proposal continues to constitute a Superior Proposal after taking into account such amendments;

(v) Target’s board of directors after consultation with outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable Laws;

(vi) prior to entering into an agreement relating to such Superior Proposal (other than the aforesaid confidentiality agreement) Target shall have terminated this Agreement pursuant to Section 7.1(j); and

(vii) in the event that Target provides Purchaser with a notice referred to in Section 5.12(f)(ii) on a date that is less than five Business Days prior to the Target Stockholder Meeting, Target shall adjourn the Target Stockholder Meeting (without notice on the Merger or any related matters) to a date that is not less than five Business Days and not more than 10 Business Days after the date of the Purchaser notice referred to in Section 5.12(f)(ii).

(g) Target acknowledges and agrees that, during the five Business Day period referred to in Section 5.12(f)(iii), Purchaser shall have the opportunity, but not the obligation, to propose to amend the terms of the Merger and this Agreement. The Target board of directors will review any proposal by Purchaser to amend the terms of the Merger and this Agreement in order to determine, in good faith in the exercise of its fiduciary duties, whether such proposal would result in the Acquisition Proposal not being a Superior Proposal compared to the proposed amendments to the terms of the Merger and this Agreement.

(h) Target acknowledges and agrees that each successive modification of the material terms of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of this Section 5.12 and the requirement under Section 5.12(f)(iii) to initiate an additional five Business Day period.

5.13 Confidentiality; Access.

(a) The parties acknowledge that Target and Purchaser have previously executed a confidentiality agreement, dated as of August 11, 2011 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

(b) Subject to applicable Laws relating to the exchange of information prior to the Effective Time, from the date hereof until the Closing upon reasonable written notice delivered to Target by Purchaser, Target shall (a) afford Purchaser and its representatives reasonable access to and the right to inspect all of the real property, properties, assets, premises, books and records, Contracts and other documents and data related to Target during normal business hours; (b) furnish Purchaser and its representatives with such financial, operating and other data and information related to Target as Purchaser or any of its representatives may reasonably request; and (c) instruct the representatives of Target and to reasonably cooperate with Purchaser in its investigation of Target.

5.14 Listing Application.  Purchaser shall cause the shares of Purchaser Common Stock to be issued in the Merger and the transactions contemplated hereby to be authorized for inclusion on NASDAQ prior to the Effective Time.

5.15 Director and Officer Insurance.

(a) At or prior to the Effective Time, Purchaser shall purchase an extended reporting period of three (3) years under the directors’ and officers’ liability insurance policy maintained by Target as of the date hereof.

(b) From the date hereof until the Effective Time, Purchaser shall use commercially reasonable efforts to purchase an additional $10,000,000 to $15,000,000 of directors’ and officers’ liability insurance coverage with an extended reporting period of three (3) years in form and substance satisfactory to Target; provided, however, that the cost of such additional insurance shall not exceed $140,000.

(c) In the event Purchaser fails to have the insurance coverage described in Section 5.15(b) in place by the Effective Time, Purchaser shall from and after the Effective Time indemnify the individuals who at or prior to the Effective Time were directors or officers of the Target with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent permitted (A) by the Purchaser Charter Documents and (B) under applicable Law, whichever is more favorable to such directors and officers; provided, however, that such indemnification shall not exceed $5,000,000 in the aggregate (not including any payments made under the Target’s directors’ and officers’ liability insurance policy). In the event the Purchaser obtains the insurance coverage described in Section 5.15(b), Purchaser shall not be required to indemnify Target’s officers and directors other than to provide payment of any applicable deductible under the insurance policies obtained or extended pursuant to Sections 5.15(a) and (b).

5.16 FIRPTA

(a) Prior to Closing, Target shall use its best efforts to collect from (a) each Target Stockholder that is not a Foreign Target Stockholder a certificate of non-foreign status dated as of the Closing Date in the form and substance satisfactory to Purchaser stating that such Target Stockholder is not a “foreign person” as defined in Section 1445(f)(3) of the Code (a “Certificate of Non-Foreign Status”) and (b) each Foreign Target Stockholder either (i) an affidavit dated as of the Closing Date, sworn under penalty of perjury containing information satisfactory to Purchaser that such Foreign Target Stockholder has submitted an application to the IRS for a FIRPTA Exemption Certificate on a date prior to Closing (a “FIRPTA Affidavit”) or (ii) a FIRPTA Exemption Certificate issued to such Foreign Target Stockholder.

(b) Purchaser shall issue and distribute FIRPTA Withheld Shares to a Foreign Target Stockholder who has provided at or prior to Closing an affidavit that such Foreign Target Stockholder has applied to the IRS for a FIRPTA Exemption Certificate in the amount due to a Foreign Target Stockholder within twenty (20) days of Purchaser’s receipt of the notice in form and substance satisfactory to Purchaser from such Foreign Target Stockholder that the stockholder has received a FIRPTA Exemption Certificate with respect to such Foreign Target Stockholder.  With respect to a Foreign Target Stockholder who has provided a FIRPTA Affidavit at or prior to Closing, Purchaser shall pay to the IRS any amounts required to be withheld from such Target Stockholder pursuant to Section 1445 of the Code upon a Foreign Target Stockholder’s receipt of Purchaser Common Stock in the Merger after the application of such withholding exemptions and reductions provided under any applicable FIRPTA Exemption Certificate within five (5) days of (i) Purchaser’s receipt of a FIRPTA Exemption Certificate issued to a Foreign Target Stockholder providing for reduced withholding pursuant to Section 1445 of the Code or (ii) Purchaser’s receipt of notice that a Foreign Target Stockholder has received from the IRS a final denial of such stockholder’s application for a FIRPTA Exemption Certificate.  Purchaser shall provide evidence of such payment to the relevant Foreign Target Stockholder within ten (10) days after Purchaser’s payment of any amounts required to be withheld under Section 1445 of the Code to the IRS.

(c) A Foreign Target Stockholder shall provide notice to Purchaser of the IRS’s final denial of such stockholder’s application for a FIRPTA Exemption Certificate within five (5) days of receiving written notice of such denial.

(d) A Foreign Target Stockholder shall provide Purchaser with a FIRPTA Exemption Certificate issued to such stockholder within five (5) days of receiving such certificate from the IRS.

(e) Purchaser shall timely pay to the IRS amount amounts required to be withheld pursuant to Section 1445 of the Code with respect to a Target Stockholder that does not provide Purchaser  at or prior to Closing with (i) a Certificate of Non-Foreign Status, (ii) a FIRPTA Exemption Certificate, or (iii) a FIRPTA Affidavit.

5.17 Englewood and Albuquerque Leases.  Target shall use its best efforts to cause the Englewood Lease and the Albuquerque Lease to be terminated or modified with respect to office leasehold obligations prior to the Closing Date on terms and conditions satisfactory to Purchaser and its counsel.

ARTICLE 6
CONDITIONS

6.1 Mutual Conditions.  The obligations of the parties hereto to consummate the Merger shall be subject to fulfillment of the following conditions:

(a) Purchaser Stockholder Approval.  The Purchaser Stockholder Approval shall have been obtained.

(b) Target Stockholder Approval.  The Target Stockholder Approval shall have been obtained.

(c) No Adverse Proceeding.  No temporary restraining order, preliminary or permanent injunction or other Order which prevents the consummation of the Merger shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any Governmental Entity which prevents the consummation of the Merger.

(d) HSR Act.  Any applicable waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(e) No Government Action.  No Action shall be instituted by any Governmental Entity which seeks to prevent consummation of the Merger or seeking material damages in connection with the transactions contemplated hereby which continues to be outstanding.

(f) S-4.  The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(g) NASDAQ Authorization.  The shares of Purchaser Common Stock to be issued in the Merger and the transactions contemplated hereby shall have been authorized for inclusion on NASDAQ, subject to official notice of issuance.

(h) Transaction Agreements.  Each Transaction Agreement shall be in full force and effect, and the transactions contemplated thereby to occur prior to the Closing shall have been consummated on terms and conditions satisfactory to Purchaser, Target and their respective counsels.

6.2 Conditions to Obligations of Target.  The obligations of Target to consummate the Merger and the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by Target:

(a) Representations and Warranties. The representations and warranties of Purchaser and Merger Sub contained in this Agreement shall be true and correct in all material respects (except that the representations and warranties of Purchaser and Merger Sub contained in this Agreement that are qualified by materiality “or Material Adverse Effect” shall be true and correct in all respects) as of the Effective Time with the same effect as if made at and as of the Effective Time (other than such representations that are made as of a specified date, which shall be true and correct in all material respects as of such date) (or if qualified by materiality or Material Adverse Effect shall be true and correct in all respects as of such date), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Purchaser or Merger Sub.

(b) Performance of Agreement.  Each of Purchaser and Merger Sub shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

(c) Certificates.  Each of Purchaser and Merger Sub shall have furnished Target with a certificate dated the Closing Date signed on behalf of it by the Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

6.3 Conditions to Obligations of Purchaser and Merger Sub.  The obligations of Purchaser and Merger Sub to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by each of Purchaser and Merger Sub:

(a) Representations and Warranties.  The representations and warranties of Target contained in this Agreement shall be true and correct in all material respects (except that the representations and warranties of Target contained in this Agreement that are qualified by materiality “or Material Adverse Effect” shall be true and correct in all respects) as of the Effective Time with the same effect as if made at and as of the Effective Time (other than such representations that are made as of a specified date, which shall be true and correct in all material respects as of such date) (or if qualified by materiality or Material Adverse Effect shall be true and correct in all respects as of such date), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Target.

(b) Performance of Agreement.  Target shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder and under the Transaction Agreements at or prior to the Effective Time.

(c) Certificate.  Target shall have furnished Purchaser with a certificate dated the Closing Date signed on its behalf by its Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied, and certifying to the elements of the total consideration to be paid to Target Stockholders pursuant to Article 2.

(d) Consents and Approvals.  Target shall have received all consents and approvals listed on Section 6.3(d) of the Target Disclosure Schedule.

(e) Exercise of Options.  All Options shall have been exercised in accordance with Section 2.5 of this Agreement or expired or cancelled effective as of the Effective Time, and Purchaser shall have received documentation satisfactory to Purchaser and its counsel confirming that such actions occurred.

(f) No Material Adverse Change.  Since the date of this Agreement, there shall not have been any change in the business, condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), operations or results of operations of Target which would constitute a Material Adverse Effect or any event, occurrence or development which would have a material adverse effect on the ability of Target to consummate the transactions contemplated hereby.

(g) Dissenting Shares.  Dissenting Shares shall not exceed 7% of the number of shares of Target Common Stock entitled to vote on the Merger.

(h) Releases.  Purchaser shall have received a release duly executed by each person listed on Part I of Exhibit I, which shall release Purchaser, Merger Sub, Target, the Surviving Corporation and each of their respective Affiliates from certain indemnification obligations under the Target Charter Documents, applicable Laws or otherwise, in form and substance satisfactory to Purchaser and its counsel.

(i) Legal Opinion.  Purchaser shall have received the legal opinion of Target’s counsel with respect to authority of Target, in form and substance reasonably satisfactory to Purchaser and its counsel.

ARTICLE 7
TERMINATION AND AMENDMENT

7.1 Termination of Agreement.  The parties may terminate this Agreement prior to the Closing (whether before or after receipt of Target Stockholder Approval or Purchaser Stockholder Approval), as provided below:

(a) By Purchaser or Target by mutual written consent;

(b) By Purchaser by giving written notice to Target in the event Target is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (a) or (b) of Section 6.3 not to be satisfied and (ii) is not cured within 20 days following delivery by Purchaser to Target of written notice of such breach;

(c) By Target by giving written notice to Purchaser in the event Purchaser or Merger Sub is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (a) or (b) of Section 6.2 not to be satisfied and (ii) is not cured within 20 days following delivery by Target to Purchaser of written notice of such breach;

(d) By Purchaser or Target (provided that if Target is the terminating party it shall not be in material breach of any of its obligations under Section 5.3(a)) by giving written notice to the other parties if the Target Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Target Stockholder Meeting;

(e) By Purchaser or Target (provided that if Purchaser is the terminating party it shall not be in material breach of any of its obligations under Section 5.3(b)) by giving written notice to the other Parties if the Purchaser Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Purchaser Stockholder Meeting;

(f) By Purchaser by giving written notice to Target if the Closing shall not have occurred on or before October 31, 2012 (the “Outside Termination Date”), by reason of the failure of any condition precedent under Section 6.1 or 6.3 (unless the failure results primarily from a breach by Purchaser or the Merger Sub of any representation, warranty or covenant contained in this Agreement);

(g) By Target by giving written notice to Purchaser if the Closing shall not have occurred on or before the Outside Termination Date by reason of the failure of any condition precedent under Section 6.1 or 6.2 (unless the failure results primarily from a breach by Target of any representation, warranty or covenant contained in this Agreement);

(h) By Target, if (i) the board of directors of Purchaser does not recommend in the Purchaser Proxy Statement that its stockholders approve the Merger and the Purchaser Share Issuance; (ii) after recommending in the Purchaser Proxy Statement that Purchaser stockholders approve the Merger and the Purchaser Share Issuance, the board of directors shall have withdrawn, modified or qualified such recommendation adverse to the interest of Target or (iii) Purchaser fails to call, give proper notice of, convene and hold the Purchaser Stockholder Meeting;

(i) By Purchaser, if (i) the board of directors of Target does not recommend at the Target Stockholder Meeting that its stockholders adopt this Agreement; (ii) after recommending at the Target Stockholder Meeting that stockholders adopt this Agreement, the board of directors shall have withdrawn, modified or qualified such recommendation adverse to the interest of Purchaser or (iii) Target fails to call, give proper notice of, convene and hold the Target Stockholder Meeting; or

(j) by Target, if Target proposes to enter into a definitive agreement with respect to a Superior Proposal in compliance with the provisions of Section 5.12(f).

7.2 Notice of Termination; Effect of Termination.  Subject to Sections 7.1(b), (c) and (j), any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except that (i) Section 7.2, Section 7.3 and Article 8 (Miscellaneous) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional or willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3 Fees and Expenses.

(a) General.  Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

(b) Target Termination Fees.

(i) Target shall pay to Purchaser and RCF in immediately available funds, within one business day after demand by Purchaser, the Target Termination Fee if (A) this Agreement is terminated by Purchaser pursuant to Section 7.1(i), and (B) within twelve (12) months following the termination of this Agreement, a Target Competing Proposal is consummated.

(ii) Target shall pay to Purchaser and RCF in immediately available funds, within one business day after demand by Purchaser, the Target Termination Fee if (A) this Agreement is terminated by Purchaser pursuant to Section 7.1(j), and (B) within twelve (12) months following the termination of this Agreement, such Superior Proposal is consummated.

(iii) Target shall pay Purchaser and RCF in immediately available funds, within one business day after demand by Purchaser, the Target Termination Fee, if: (A) this Agreement is terminated by Purchaser pursuant to Section 7.1(b), (B) at the time of termination a Target Competing Proposal had been publicly announced or otherwise communicated to the stockholders of Target, and (C) within twelve (12) months following the termination of this Agreement, such Target Competing Proposal is consummated.

(iv) Target shall pay Purchaser and RCF in immediately available funds, within one business day after demand by Purchaser, the Target Termination Fee, if: (A) this Agreement is terminated by Purchaser or Target pursuant to Section 7.1(d), (B) at the time of termination a Target Competing Proposal had been publicly announced or otherwise communicated to the stockholders of Target, and (C) within twelve (12) months following the termination of this Agreement, such Target Competing Proposal is consummated.

(v) Target shall pay Purchaser and RCF in immediately available funds, within one business day after demand by Purchaser, the Target Termination Fee if:  (A) this Agreement is terminated by Purchaser pursuant to Section 7.1(f), (B) at the time of the Target Stockholder Meeting a Target Competing Proposal was publicly announced or otherwise communicated to the stockholders of Target prior to the termination of this Agreement, and (C) within twelve (12) months following the termination of this Agreement, such Target Competing Proposal is consummated.

(vi) Target acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that if Target fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b) and, in order to obtain such payment, Purchaser makes a claim that results in a judgment against Target for the amounts set forth in this Section 7.3(b), Target shall pay to Purchaser and RCF their reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of intentional or willful breach of this Agreement.  The parties further acknowledge and agree that the payment by the Target of the Target Termination Fee pursuant hereto shall constitute the sole and exclusive remedies available to Purchaser or Merger Sub hereunder for any and all Damages incurred by Purchaser or Merger Sub as a result of any termination of this Agreement prior to the Effective Time.

(vii) Any amounts payable by Target to Purchaser and RCF pursuant to this Section 7.3(b) shall be payable as follows: (A) an amount equal to 30% of the Target Termination Fee shall be payable to RCF and (B) the remainder of the Target Termination Fee shall be payable to Purchaser.

(c) Defined Terms. For purposes of Sections 7.3(a) and (b), the following terms shall have the following meanings:

“Target Competing Proposal” means: (i) any merger, take-over bid, amalgamation, plan of arrangement, business combination, consolidation, or similar transaction in respect of Target; (ii) any purchase or other acquisition by a Person (other than Purchaser) of such number of shares of Target’s Common Stock or any rights or interests therein or thereto which together with such Person’s other direct or indirect holdings of shares of Common Stock and the holdings of any other Person or Persons with whom such first Person may be acting jointly or in concert constitutes at least a majority of the outstanding shares of Target Common Stock; or (iii) any proposal or offer to, or public announcement of an intention to do, any of the foregoing from any Person other than Purchaser.

“Target Termination Fee” means an amount equal to 4% of the product of (i) 36,000,000 times (ii) the weighted average closing price per share of Purchaser Common Stock on NASDAQ for the 40 trading days ending on February 24, 2012 (subject to equitable adjustment for stock splits, reclassifications, combinations, reorganizations or other similar changes).

(d) Certain Taxes and Other Related Fees.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Purchaser when due, and Purchaser will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

7.4 Amendment.  This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, before or after receipt of the Target Stockholder Approval and the Purchaser Stockholder Approval; provided, however, that no amendment shall be made which by Law requires further approval or authorization by the Target Stockholders or the stockholders of Purchaser without such further approval or authorization.  Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7.5 Extension; Waiver.  At any time prior to the Effective Time, Purchaser (with respect to Target) and Target (with respect to Purchaser and Merger Sub) may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE 8
MISCELLANEOUS

8.1 No Survival.  None of the representations and warranties contained in this Agreement will survive the Effective Time. This Section 8.1 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time.

8.2 Cross References to Defined Terms.  Capitalized terms used herein shall have the meanings ascribed to such terms on the applicable pages noted in the following index of defined terms:

Acquisition Proposal	51
Action	50
Affiliate	51
Affiliate Transaction	30
Agreement	1
Albuquerque Lease	51
Approvals	51
Articles of Merger	2
Audited Financial Statements	20
Budget	31
Business Day	51
Cebolleta Agreement	51
Certificate of Non-Foreign Status	42
Certificates	5
Closing	2
Closing Date	2
Code	3
Confidentiality Agreement	41
Contract	51
Current Financial Condition	54
Dissenting Shares	51
Effective Time	2
Employee Plan	52
Englewood Lease	52
Environmental Laws	52
Environmental Lien	52
ERISA	52
ERISA Affiliate	52
Exchange Act	52
Exchange Agent	5
Exchange Fund	5
Exchange Ratio	4
FIRPTA Affidavit	42
FIRPTA Exemption Certificate	4
FIRPTA Withheld Shares	3
Foreign Target Stockholder	4
GAAP	12
Governmental Entity	52
Hazardous Substance	52
HSR Act	53
Indebtedness	53
Interim Financial Statements	20
IRS	4
knowledge	53
Laws	53
Lien	53
Material Adverse Effect	53

Material Target Contract	29
Merger	1
Merger Sub	1
Merger Sub Common Stock	10
Mineral Properties	54
Most Recent Balance Sheet	20
NASDAQ	54
NCA	1
Neutron Funding Agreement	54
Option Plans	54
Options	17
Order	37
Outside Termination Date	46
Permit	11
Person	54
Proprietary Rights	28
Purchaser	1
Purchaser 10-K	11
Purchaser Charter Documents	9
Purchaser Common Stock	9
Purchaser Disclosure Schedule	8
Purchaser Financial Statements	12
Purchaser Mining Claims	14
Purchaser Option Plans	54
Purchaser Options	9
Purchaser Property	15
Purchaser Proxy Statement	36
Purchaser SEC Reports	12
Purchaser Share Issuance	54
Purchaser Stockholder Approval	16
Purchaser Stockholder Meeting	35
Purchaser Surface and Mineral Leases	14
Purchaser Warrants	9
Purchaser Water Rights	14
RCF	55
RCF Investment Agreement	55
RMB	55
RMB Agreement	55
S-4	36
Sarbanes-Oxley Act	13
SEC	55
Securities Act	55
Shared Termination Fee	48
Software	29
Subsidiary	55
Superior Proposal	55
Surviving Corporation	1
Target	1
Target Charter Documents	17
Target Common Stock	17
Target Competing Proposal	48
Target Disclosure Schedule	16
Target Employee Plan	55
Target Environmental Permits	15, 27
Target Financial Statements	20
Target Insurance Policies	25
Target Mining Claims	24
Target Property	27
Target Stockholder Approval	30
Target Stockholder Meeting	35
Target Stockholders	56
Target Surface and Mineral Leases	23
Target Transaction Expenses	56
Target Water Rights	24
Tax	56
Tax Return	56
Transaction Agreements	1
Transaction Cost Settlement Agreements	56
Treas. Reg.	3
Voting Agreements	56
Warrants	17

8.3 Terms not Defined Elsewhere.  The following terms, as used herein, shall have the following meanings:

“Action” means any action, claim, suit, litigation, demand, cause of action, charge, complaint, arbitration or other proceeding before any Governmental Entity.

“Acquisition Proposal” means: (i) any merger, take-over bid, issuer bid, amalgamation, plan of arrangement, business combination, tender offer, exchange offer, consolidation, recapitalization, liquidation, dissolution or winding-up in respect of Target or any Subsidiary of the Target; (ii) any direct or indirect sale of assets (or any lease, long-term supply arrangement, license or other arrangement having the same economic effect as a sale) of Target or its Subsidiaries representing 20% or more of the consolidated assets, revenues or earnings of Target; (iii) any direct or indirect sale, issuance or acquisition of shares or other equity interests (or securities convertible into or exercisable for such shares or interest) in Target or any of its Subsidiaries representing 20% or more of the issued and outstanding equity or voting interest of Target or such Subsidiary or rights or interests therein or thereto; (iv) any sale of any material interest in any material joint ventures or material mineral properties; (v) any similar material business combination or transaction, of or involving Target, any Subsidiary of Target or material joint venture of Target, other than with Purchaser; or (vi) any proposal or offer, or public announcement of an intention, to do any of the foregoing from any Person other than Purchaser, provided, however, that the term “Acquisition Proposal” shall not include the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person. For purposes of the foregoing, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. For the avoidance of doubt, a Subsidiary of any Person shall be deemed to be an Affiliate of such Person, and such Person shall be deemed to be an Affiliate of such Subsidiary.

“Albuquerque Lease” means the Lease Agreement, dated April 12, 2007, between Target and Lohman Partners LLC for the lease of office space located at 2511 Broadbent Parkway, Albuquerque, New Mexico.

“Approvals” means franchises, grants, qualifications, authorizations, licenses, permits, easements, consents, certificates, approvals and orders.

“Business Day” means a day except a Saturday, a Sunday or any other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Cebolleta Agreement” means the amendment of mining lease and agreement, dated as of February 12, 2012, among Target and the other parties thereto, documenting the changes to the Cebolleta land.

“Contract” means any written agreement, commitment, contract, note, bond, mortgage, indenture, lease, instrument or other binding arrangement.

“Dissenting Shares” shall mean shares of Target Common Stock held as of the Effective Time by a Target Stockholder who has not voted such shares in favor of the adoption of this Agreement and with respect to which appraisal shall have been duly demanded and perfected in accordance with the NCA and not effectively withdrawn or forfeited prior to the Effective Time.

“Employee Plan” means, with respect to any Person, any employee benefit plan, including any “employee benefit plan” as defined in Section 3(3) of ERISA, any stock purchase, stock option, stock appreciation, stock incentive, phantom stock, severance, termination, employment, change-in-control, retention, insurance (including self-insurance), split-dollar, health, medical, disability, sick pay, workers compensation, supplemental unemployment, post-employment, pension, savings, retirement, profit sharing, vacation, fringe benefit, multiemployer, collective bargaining, bonus, incentive, deferred compensation, loan and any other employee benefit plan, agreement, program, policy or other arrangement (including any funding mechanism theretofore or now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether or not subject to ERISA, whether formal or informal. Without limiting the generality of the foregoing, the term “Employee Plan” shall specifically include any commitment or arrangement, made in an individual employment agreement or consulting agreement, which provides (or purports to provide) any of the types of remuneration or benefits described in the preceding sentence.

“Englewood Lease” means the Lease Agreement, dated April 15, 2008, between Target and Cognac Highland Court LLC for the lease of office space located at 9000 East Nichols Avenue, Englewood, Colorado.

“Environmental Laws” means all Laws and Orders of any international, provincial, federal, state, local and any other Governmental Entity that relate to (i) pollution or the protection of the environment, protection of wildlife and/or wildlife habitat, protection of cultural or historic resources, including those relating to reclamation, remediation or restoration of mineral or other properties, the natural environment, (ii) the presence, use, production, generation, handling, transportation, treatment, generation, storage, disposal, distribution, labelling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, or the impact of Hazardous Substances on the environment, health or property, or (iii) public health and safety or worker health and safety.

“Environmental Lien” means any Lien in favor of any Governmental Entity arising under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with such Person within the meaning of Section 414 of the Code and related Treas. Reg.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Entity” means any (a) multinational, federal, provincial, state, regional, municipal or other government, or governmental department, central bank, court, tribunal, arbitrator, commission, board, bureau or agency, whether U.S., Canadian, foreign or multinational, (b) subdivision, agent, commission, board or authority of any of the foregoing or (c) stock exchange, including NASDAQ.

“Hazardous Substance” means any chemical, material or substance in any form, whether solid, liquid, gaseous, semisolid or any combination thereof, whether waste material, raw material, finished product, intermediate product, by-product or any other material or article, that is listed or regulated under any applicable Environmental Laws as a hazardous substance, toxic substance, waste or contaminant or is otherwise listed or regulated under any applicable Environmental Laws because it poses a hazard to human health or the environment, including petroleum products, asbestos, PCBs, urea formaldehyde foam insulation and lead-containing paints or coatings.

“Indebtedness” means, without duplication (i) all indebtedness or other obligations of the Target for borrowed money, whether current, short-term or long-term, secured or unsecured, including all overdrafts and negative cash balances, whether accrued or unaccrued, (ii) all obligations of any Target as lessee under leases that are required to be treated as capital leases in accordance with GAAP, (iii) all off-balance sheet financings of Target, including synthetic leases and project financings, (iv) all payment obligations of Target in respect of banker’s acceptances or letters of credit (other than stand-by letters of credit in support of ordinary course trade payables), (v) all Target Transaction Expenses, (vi) all other liabilities or obligations on which interest is customarily charged, (vii) all indebtedness referred to in clauses (i) through (vii) above of any Person other than Target that is either guaranteed by, or secured by a Lien upon any property owned by, Target, and (vii) accrued and unpaid interest on, and prepayment premiums, penalties or similar contractual charges arising as a result of the discharge of, any such foregoing obligation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“knowledge” of (i) Target shall mean the actual knowledge of facts, matters or circumstances of the officers and directors of Target listed on Exhibit C, and (ii) Purchaser and Merger Sub shall mean the actual knowledge of facts, matters or circumstances of the Persons listed on Exhibit D.

“Laws” or “Law” means laws, statutes, rules, regulations, orders, ordinances, codes, treaties, and judicial, arbitral, administrative, ministerial or departmental judgments, awards or other requirements of any Governmental Entity.

“Lien” means, with respect to any property, right or asset, any mortgage, lien, pledge, charge, security interest, purchase option, right of first offer or refusal, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Material Adverse Effect” means, with respect to each party, any fact, circumstance, change, event, occurrence or effect that is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), operations or results of operations of such party, its Subsidiaries and its material joint ventures, taken as a whole, other than any such fact, circumstance, change, event, occurrence or effect relating to (i) the announcement of the execution of this Agreement or the transactions contemplated hereby, (ii) changes, circumstances or conditions generally affecting the international or national uranium mining industry, (iii) actions taken or omitted to be taken with the prior written consent of the Purchaser (in the case of actions or omissions taken by Target) or Target (in the case of actions or omissions taken by Purchaser) (iv) changes in general economic conditions in the United States, (v) changes in generally applicable Laws or regulations (other than orders, judgments or decrees against such party, any of its Subsidiaries or any of its material joint ventures), (vi) changes in GAAP, (vii) any change in the trading price or volume of a party’s equity securities, either (A) related to this Agreement or the announcement thereof, or (B) primarily resulting from a fact, circumstance, change, event, occurrence excluded from this definition of Material Adverse Effect, (viii) any failure by a party to meet any internal or published projections, forecasts or revenue or synergy or earnings predictions (collectively “Estimates”) (it being understood that the foregoing shall not prevent a party from asserting that any fact, circumstance, change, event, occurrence or effect that may have contributed to such change in trading prices or Estimates independently constitutes a Material Adverse Effect), or (ix) with respect to Target, (1) the fact that Target has substantially no cash, current assets or sources of revenue, and has significant liabilities and obligations under the Existing Senior Loan Documents (as defined in the Neutron Funding Agreement) and the Budget (“Current Financial Condition”); (2) the change in the financial condition of Target from the date of the Most Recent Balance Sheet to the Current Financial Condition and (3) the effect of any additional liabilities incurred pursuant to transactions contemplated by the Neutron Funding Agreement and the other Transaction Agreements; provided, however, that such fact, circumstance, change, event, occurrence or effect referred to in clauses (ii) or (iii) above does not: (A) primarily relate only to (or have the effect of primarily relating only to) such party, its Subsidiaries and its material joint ventures, taken as a whole, or (B) have a materially disproportionate adverse effect on such party, its Subsidiaries and its material joint ventures, taken as a whole, compared to other companies of similar size operating in the industry in which such party, its Subsidiaries and its material joint ventures operate.

“Mineral Properties” means with respect to a party the natural or mineral resource or exploration properties of the party or its Subsidiaries, and for greater certainty includes any mines or development projects in which the party or its Subsidiaries has an interest.

“NASDAQ” means The Nasdaq Stock Market.

“Neutron Funding Agreement” means that certain Funding Agreement, dated as of the date hereof, among Purchaser, Target and RCF, attached hereto as Exhibit E.

“Option Plans” means the stock option or incentive plans for directors, officers, employees and consultants (if any) of such party and other eligible persons (as applicable).

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company, unlimited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

“Purchaser Option Plans” means the Options Plans of Purchaser set forth in the Purchaser SEC Reports.

“Purchaser Share Issuance” means the issuance by Purchaser of shares of Purchaser Common Stock in the Merger and pursuant to the Transaction Documents.

“RCF” means Resource Capital Fund V L.P.

“RCF Investment Agreement” means that certain Investment Agreement, dated as of the date hereof, among Purchaser, Target and RCF, attached hereto as Exhibit F.

“RMB” means RMB Resources, Inc.

“RMBAH” means RMB Australia Holdings Limited.

“RMB Agreement” means that certain agreement, dated as of the date hereof, among Purchaser, Target, RMBAH and RMB, attached hereto as Exhibit G.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subsidiary” shall mean, when used with reference to any party, any Person of which such party (either alone or through or together with any other Subsidiary) either owns, directly or indirectly, fifty percent (50%) or more of the outstanding capital stock or other equity interests the holders of which are generally entitled to vote for the election of directors or members of any other governing body of such Person or, in the case of a Person that is a partnership, is a general partner of such partnership, or any Person the accounts of which such party is required to consolidate in its own financial statements under the generally accepted accounting principles applicable to such party.

“Superior Proposal” means an Acquisition Proposal that: (i) is made in writing after the date hereof; (ii) was not solicited after the date hereof in contravention of Section 5.12; (iii) is made for all of the shares of Target Common Stock; (iv) that is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal; (v) that is not subject to any financing condition and in respect of which any required financing to complete such Acquisition Proposal has been obtained (as demonstrated to the satisfaction of the Target board of directors, acting in good faith, after receipt of advice from its financial advisors and outside legal counsel); (vi) that is not subject to any due diligence and/or access condition; (vii) that is offered or made available to all stockholders of Target on the same terms; and (viii) in respect of which the Target board of directors determines in good faith (after receipt of advice from its financial advisors with respect to (y) below and outside legal counsel with respect to (x) below) that (x) failure to recommend such Acquisition Proposal to Target’s stockholders would be inconsistent with its fiduciary duties and (y) such Acquisition Proposal taking into account all of the terms and conditions thereof, if consummated in accordance with its terms (but not assuming away any risk of non-completion), would result in a transaction more favorable to stockholders from a financial point of view than the Merger (including any adjustment to the terms and conditions of the Merger and this Agreement proposed by Purchaser pursuant to Section 5.12).

“Target Employee Plan” means any Employee Plan under which (i) any current or former director, officer, consultant or employee of Target or any of its Subsidiaries (or any of their beneficiaries or dependants) has any present or future right to benefits and which is contributed to, entered into, sponsored by or maintained by Target, any of its Subsidiaries or any of their ERISA Affiliates or (ii) Target or any of its Subsidiaries has or reasonably would be expected to have any present or future statutory, contractual or other liability.

“Target Stockholders” means holders of shares of Target Common Stock.

“Target Transaction Expenses” means all out-of-pocket fees and expenses and expenses incurred by Target in connection with or related to the transactions contemplated by this Agreement, including investment banking, legal, and accounting fees and expenses, that are unpaid immediately prior to the Closing.

“Tax” and “Taxes” means any and all taxes, charges, fees, levies or other assessments imposed by Laws, including all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income) and all capital taxes, mining taxes, gross receipts taxes, environmental taxes, profits taxes, disability taxes, registration taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, license taxes, development taxes, education taxes, business taxes, social services taxes, surtaxes, land transfer taxes, harmonized sales taxes, withholding taxes or other withholding obligations, net worth taxes, recording taxes, capital stock taxes, payroll taxes, employment taxes, excise taxes, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services taxes, service use taxes, customs duties or other governmental charges, estimated or other taxes, assessments, charges, duties or imposts of any kind whatsoever, including unemployment insurance payments and workers’ compensation premiums, together with any installments with respect thereto, and any interest, penalties, additional taxes, additions to tax or other amounts imposed by any taxing authority with respect to the foregoing and any liability for any such Taxes imposed by Law with respect to any other Person, including under any tax sharing, indemnification or other agreements or arrangements or any liability for taxes of a predecessor or transferor entity.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Cost Settlement Agreements” means the agreements in the form attached hereto as Exhibit H, dated as of the date hereof, among Purchaser, Target and the other parties identified on Exhibit I which waive all of Target’s severance or change of control payment obligations to such parties.

“Voting Agreements” means the voting agreements in the form attached hereto as Exhibit J (as the same may be amended upon the mutual agreement of Purchaser and Target) between Purchaser and the Target Stockholders listed on Exhibit A hereto setting forth the terms and conditions upon which they have agreed, among other things, to vote their shares of Target Common Stock to approve the Merger.

8.4 Notices.  All notices, requests, demands, letters, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by fax, as follows:

if to Purchaser or Merger Sub:

Uranium Resources Inc.
405 State Highway 121 Bypass,
Building A, Suite 110
Lewisville, Texas 75067
Attention:  President
Telecopy No.: (505) 842-8123

with a copy to:

Uranium Resources Inc.
405 State Highway 121 Bypass,
Building A, Suite 110
Lewisville, Texas 75067
Attention:  Treasurer
Telecopy No.: (505) 842-8123

and

Baker & Hostetler LLP
303 East 17th Avenue, Suite 1100
Denver, Colorado 80203-1264
Attention:         Alfred C. Chidester
Telecopy No.:   (303) 861-7805

if to Target:

Neutron Energy Inc.
9000 E. Nichols Avenue
Suite 225
Englewood, Colorado 80112
Attn.: Chief Executive Officer
Telecopy No.: (303) 531-0519

with a copy to

Hogan Lovells US LLP
One Tabor Center, Suite 1500
1200 Seventeenth Street
Denver, Colorado 80202
Attention: Paul Hilton
Telecopy No.:  (303) 899-7333

All such notices, requests, demands, letters, waivers and other communications shall be deemed to have been received (w) if by personal delivery, on the day of such delivery, (x) if by certified or registered mail, on the fifth Business Day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered or (z) if by fax, on the day following the day on which such fax was sent, provided that a copy is also sent by certified, registered or overnight mail.

8.5 Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All references to a dollar ($) amount in this Agreement refer to United States Dollars.

8.6 Counterparts.  This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement.  The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

8.7 Entire Agreement.  This Agreement (including the documents and the instruments referred to herein), constitutes the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

8.8 Third Party Beneficiaries.  Other than RCF for purposes of the representations and warranties and Section 7.3, nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries; provided, however, that the provisions in Article 2 concerning issuance of the Purchaser Common Stock at the Effective Time and Section 5.15 concerning directors’ and officers’ liability insurance are intended for the benefit of the individuals specified therein.

8.9 Governing Law.  Except to the extent that the Laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to the Merger or to matters arising under or in connection with this Agreement, this Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with, and any disputes arising out of or related to this Agreement shall be interpreted, construed and governed by and in accordance with, the Laws of the State of Colorado without giving effect to principles of conflict of laws.  The parties hereby irrevocably submit to the jurisdiction of any state or federal court located in the State of Colorado for any litigation arising out of or relating to the interpretation and enforcement of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Actions shall be heard and determined in such courts of the State of Colorado. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 8.4 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

8.10 Specific Performance.  Target acknowledges that its business is unique and recognizes and affirms that in the event of a breach of this Agreement by Target prior to the valid termination of this Agreement or the Closing, money damages may be inadequate and Purchaser may have no adequate remedy at law.  Accordingly, Target agrees that, subject to Section 7.3(b)(vi), Purchaser shall have the right, prior to the valid termination of this Agreement or the Closing, in addition to any other rights and remedies existing in their favor, to enforce its rights and the obligations of Target hereunder not only by an action or actions for damages, but also by an action or actions for specific performance, injunctive or other equitable relief.  Purchaser and Merger Sub acknowledge and affirm that in the event of a breach of this Agreement by Purchaser or Merger Sub prior to Closing, money damages may be inadequate and Target may have no adequate remedy at law.  Accordingly, Purchaser and Merger Sub agree that Target shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations of Purchaser and Merger Sub hereunder not only by an action or actions for damages, but also by an action or actions for specific performance, injunctive or other equitable relief.

8.11 Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

[Signature Page Follows.]

IN WITNESS WHEREOF, Purchaser, Merger Sub and Target have signed this Agreement as of the date first written above.

URANIUM RESOURCES, INC.

By:
Name: Donald C. Ewigleben
Title: President and Chief Executive Officer

URI MERGER CORPORATION

By:
Name: Donald C. Ewigleben
Title: President and Chief Executive Officer

NEUTRON ENERGY, INC.

By:
Name: Gary C. Huber
Title: President and Chief Executive Officer

Exhibit A

Target Stockholder Executing Voting Agreement

●	Primary Corp.

●	Roytor & Co FBO Passport Global Mstr Fnd SPC for and on behalf of Portfolio A Global Strategy

●	Roytor & Co FBO Passport Materials Mstr Fund LP

●	The Kelsey Lua Boltz Revocable Trust

●	Gary C. Huber

●	Jerry Nelson

●	John Campbell

●	Edward M. Topham

Exhibit B

Budget

Exhibit C

Target Knowledge Persons

●	Kelsey Boltz

●	Gary Huber

●	James Graham

●	Edward Topham

Exhibit D
Purchaser Knowledge Persons

Thomas H. Ehrlich
Donald C. Ewigleben
Mathew F. Lueras
Mark S. Pelizza
Richard Van Horn

Exhibit E

Neutron Funding Agreement

Exhibit F

RCF Investment Agreement

Exhibit G

RMB Agreement

Exhibit H

Form of Transaction Cost Settlement Agreements

Exhibit I

Parties to Transaction Cost Settlement Agreement

I. Release Agreement

●	Kelsey Boltz

●	Gary Huber

●	James Graham

●	Edward Topham

●	John K. Campbell

●	Jerry Nelson

●	Henry G. Grundstedt

●	Carolyn C. Loder

II. Settlement Agreement

●	Nuclear Fuel Cycle Consulting, LLC

Exhibit I

Form of Voting Agreement